Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN HOMES 4 RENT II, LLC

(a Delaware Limited Liability Company)

THE LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS IN AMERICAN HOMES 4 RENT II, LLC (THE “LLC INTERESTS”) ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.  THE LLC INTERESTS HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, IN EACH CASE IN RELIANCE UPON EXEMPTIONS FROM THE REQUIREMENTS OF SUCH LAWS.  NEITHER THE LLC INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND ALL APPLICABLE SECURITIES LAWS.

June 16, 2014

Section 15.10.	Venue / Jurisdiction	70
Section 15.11.	Severability	70
Section 15.12.	Further Assurances	70
Section 15.13.	Confidentiality	70
Section 15.14.	Authorship	72
Section 15.15.	Immunity	72

v

DEFINED TERMS

Page

Acquisition Fee	2
Act	1
Adjusted Members’ Equity	2
Affiliate	2
Agreement	1
Alleging Party	60
Alternate Authorized Representative	17
AM Promote	2
American Member	1
American Representatives	17
Annual Business Plan and Budget	43
APFC American Homes 4 Rent I, LLC	14
APFC Member	1
APFC Representatives	17
Approved Form Sale Documents	37
Approved Title Provider	2
Authorized Representatives	17
Bad Conduct	2
Bankruptcy Code	61
Bankruptcy/Dissolution Event	3
Base Metropolitan Investment	35
Business Day	3
Capital Call	24
Capital Contributions	3
Capital Expenditures Account	33
Capital Proceeds	3
Capital Ratio	4
Capital Transaction	4
Certificate of Formation	14
Change in Control Event	61
Claims/Damages	4
Code	4
Company	1
Compliance Certificate	4
Consultant	22
Control	4
Default Notice	60
Default Rate	4
Defaulting Party	60
Dispute	73
Dispute Notice	60
Dispute Resolution Provisions	60

Distributions	5
Due Care	5
Effective Date	1
Emergency Situation Responses	6
Entity	6
Excess Distributions	29
Executive Committee	17
Financial Covenants	21
Fiscal Year	50
General Capital Contribution Conditions	7
Government Lists	7
Governmental Authority	7
Governmental Requirements	7
Gross Negligence	7
Indebtedness	8
Index	8
Initial Renovation	8
Internal Rate of Return	8
Investment Period	9
Investor Formation Costs	9
IRR	8
Key Person Event	9
Key Persons	9
Liquidating Event	66
Liquidator	67
Listing	70
LLC Interest	9
Major Decisions	9
Management Provisions	61
Manager	34
Maximum Capital Commitment	25
Maximum Metropolitan Investment	35
Maximum Overhead Allocation	11
Member	9
Metropolitan Area	9
Metropolitan Area Property Costs	35
Nonconforming Property	48
Non-Controllable Items	10
OFAC	10
OFAC Laws And Regulations	10
OFAC Subtitle B Regulations	11
Operating Account	33
Operating Budget	43
Operating Cash	10
Operating Expenses	10
Operating Revenues	11

Patriot Act	11
Person	11
Priority Loan	25
Prohibited Person	11
Properties	12
Property	12
Property Acquisition and Renovation Cost	12
Property Carry Costs	12
Property Management Agreement	12
Property Management Fee	39
Property Manager	12
Property Parameters	12
Public Disclosure Laws	75
Reserves	12
Restricted Person	13
Restricted Persons	68
Sale Documents	37
SDN List	7
Subsidiaries	13
Subsidiary	13
Substitute Manager	62
Substitute Manager Compensation	62
Tax Returns	54
Term	13
Transfer	13
Treasury Regulations	13
True Up Date	29
Unencumbered Liquidity	13
Unpermitted Transfer	13
Wayne Hughes Trust	13

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN HOMES 4 RENT II, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF AMERICAN HOMES 4 RENT II, LLC (the “Agreement”) dated as of June 16, 2014 (the “Execution Date”) and effective as of June 3, 2014 (the “Effective Date”), concerning AMERICAN HOMES 4 RENT II, LLC, a Delaware limited liability company (the “Company”), is entered into by and among ALASKA PERMANENT FUND CORPORATION, acting for and on behalf of the funds over which the Alaska Permanent Fund Corporation is designated by Alaska Statutes 37.13 to manage and invest (together with its permitted successors and assigns, the “APFC Member”), American Homes 4 Rent L.P., a Delaware limited partnership (together with permitted successors and assigns, the “American Member”) and AMERICAN HOMES 4 RENT, LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “AH LLC”) (as to Section 7.2 of this Agreement only).  The APFC Member and the American Member are collectively referred to as the “Members” and individually as a “Member.”

R E C I T A L S :

The Company was formed pursuant to the provisions of the Delaware Limited Liability Act, 6 Del. C 18-101 et. seq. (as amended, the “Act”) by filing the Certificate of Formation (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1.           Definitions.

(a)           As used herein, the following terms shall have the following meanings:

“Acquisition Fee” means, in connection with the Company’s acquisition of any Property a fee payable to AH LLC in an amount equal to three percent (3%) of the purchase price therefor (which shall not include the cost of Initial Renovation).

“Affiliate” of a person or entity (or words of similar import, whether or not capitalized) means (1) any officer, director, executive, employee, trustee, shareholder, manager, member, partner or relative within the second degree of kindred of the person or entity in question; or (2) any corporation, partnership, limited liability company, trust or other person or entity

Controlling, Controlled by or under Common Control with the person or entity in question (whether directly or indirectly through one or more intermediaries).  However, neither the Company nor any Subsidiary shall be deemed to be an Affiliate of any Member or Manager.  Without limitation on and in addition to the foregoing, each of the American Member, AH LLC, Manager (for so long as the American Member is Manager), Key Individual and the Property Manager (for so long as the American Member or an Affiliate is the Property Manager) shall each be deemed to be an Affiliate of each other.

“AM Promote” means the amount received (or anticipated to be received) by the American Member under Sections 6.2 and 6.3 in excess of the amount that would have been received by the American Member had all of the distributions under Sections 6.2 and 6.3 been made to the Members pro rata in accordance with each Member’s Capital Ratio.

“Approved Title Provider” means the national title company, local title company, title reporting service or attorney approved by the Executive Committee to provide the services described in the memorandum attached hereto as Schedule J.  As to those Metropolitan Areas listed on Schedule J which have a description of processes, the APFC Member shall be deemed to have approved the manner in which title will be reviewed prior to each auction; provided, however, that if in any Metropolitan Area, there is more than one (1) option available, the manner in which title is reviewed by the Company shall be approved by the Executive Committee.

“Bad Conduct” means (a) acts or omissions of (i) the Key Persons, (ii) the American Member, (iii) AH LLC or (iv) any Affiliate that is a party to a contract with the Company or any Subsidiary (including, the Property Manager) constituting Gross Negligence, willful or wanton misconduct (including, without limitation, the intentional misappropriation or intentional misapplication of funds), fraud, intentional misrepresentation, intentional breach, criminal conduct, bad faith or a knowing violation of law, in each case relating to the Company, the Properties or any Subsidiary or arising out of the performance of the applicable Person’s duties under this Agreement, (b) failure of the American Member (in its capacity as Member or Manager) to comply with any requirements contained in Article 10 and in the second sentence of Section 7.15, (c) a felony conviction of a Key Person, the American Member, the Company, a Subsidiary or the Property Manager involving (A) moral turpitude, (B) fraud, theft, intentional misappropriation, conversion or unlawful taking of property, or (C) a violation of securities laws involving fraud or intentional misconduct related to the activities of the Company, the Subsidiaries or the Properties or that has resulted or would reasonably be expected to result in a material adverse effect on the Company, the Subsidiaries or any Property; provided, however, that if (i) an Entity has committed Bad Conduct which is attributable to the act of an employee (other than a Key Person), and (ii) the Entity had used Due Care in implementing and maintaining processes to manage, oversee, monitor and train its employees, then such action shall not constitute Bad Conduct by such Entity so long as the American Member pays, to the extent damages may be monetized, such monetary damages (or a good faith estimate of such damages approved by the Executive Committee, acting reasonably) within five (5) Business Days after discovering such Bad Conduct.

“Bankruptcy/Dissolution Event” with respect to a Person, means the commencement or occurrence of any of the following with respect to such person or entity:  (1) a case under

Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of (or a proceeding to appoint) a trustee or receiver of any property interest; (3) an attachment, execution or other judicial seizure of (or a proceeding to attach, execute or seize) a substantial portion of the property interests owned by such Person; (4) an assignment for the benefit of creditors; (5) an admission in writing of an inability to meet its financial obligations as they accrue; or (6) insolvency, dissolution or liquidation; provided, however, that (except for purposes of Section 2.1.2, as to which this proviso shall not apply) an event described in clause (1), (2) or (3) shall not be included if the same is (a) involuntary and not at any time consented to, (b) contested within thirty (30) days of commencement and thereafter diligently and continuously contested, and (c) released, dismissed or set aside, as the case may be, within ninety (90) days of commencement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California, or Anchorage, Alaska, are authorized or required by applicable law to close.

“Capital Contributions” means, with respect to any Member, (a) all contributions made (or deemed made) under this Agreement by such Member to the Company, and (b) if the Executive Committee allows a Member to make a contribution other than a cash contribution, the fair market value of such other contributed property, which fair market value shall be determined by the Executive Committee.

“Capital Proceeds” means funds of the Company arising from a Capital Transaction, net of (a) the actual costs incurred by the Company in consummating the Capital Transaction, (b) any condemnation, insurance or financing proceeds used by the Company to acquire, repair, replace or redevelop a Property or Properties pursuant to this Agreement or the Annual Business Plan and Budget, and (c) any indebtedness of the Company or any Subsidiary paid and satisfied with the proceeds of such Capital Transaction.

“Capital Ratio” means the percentages in which the Members participate in, and bear, certain Company items.  The Capital Ratios of the Members are:  (a) APFC Member - 80%; and (b) American Member - 20%.

“Capital Transaction” means (a) any proceeds from a sale, exchange, taking by eminent domain, casualty insurance, lawsuit or settlement relating to any material damage to the Properties or Company or other disposition of all or any part of the assets of the Company or any Subsidiary, other than tangible personal property disposed of (and replaced) in the ordinary course of business, or (b) any financing or refinancing approved by the Executive Committee.

“Claims/Damages” means all costs and expenses (including reasonable attorney’s fees), suits, proceedings, judgments, settlements, fines, losses, claims, liabilities, interest, awards, penalties, demands, assessments and damages.

“Code” has the meaning ascribed thereto in the Tax Appendix.

“Compliance Certificate” means a certificate issued in favor of the Company and the Members wherein the certifying Person (i) certifies that, as of the date of the certificate, the representations and warranties set forth in Section 3.4 are true and correct, (ii) agrees to be bound by the provisions of this Agreement, and (iii) certifies as to other information reasonably requested by a Member or Manager to the extent necessary to verify compliance with, as applicable, the OFAC Laws and Regulations, the Patriot Act and any other law of similar import.

“Control” means, when used with respect to any Person, the possession, directly or indirectly, of (a) ten percent (10%) or more of the direct or indirect equity interests in such Person, or (b) the power to cause the direction, affirmatively (by direction) or negatively (by veto), of management and/or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise (it being understood that for purposes of this clause (b) any requirement that a Person obtain the consent of an institutional investor with respect to significant actions (such as the Major Decisions set forth in Section 7.5) shall not, taken alone, mean that such first Person does not “Control” the management and/or policies of another Person).

“Default Rate” means a rate equal to the lesser of (i) fifteen percent (15%) per annum, compounded monthly, and (ii) the maximum nonusurious annual interest rate that may be contracted for, charged, received, or collected on a Default Loan under applicable law.

“Default Loan” means a loan made (or deemed made in the case of Sections 4.3(b) and  6.5(b)) by a Member to the Company, which loan shall bear interest at the Default Rate.

“Distributions” means all distributions of Capital Proceeds and Operating Cash made (or deemed made) to a Member under Section 6.3.  Any cost and expense reimbursements paid to a Member to the extent expressly permitted hereunder, any fees paid to a Member (or an Affiliate thereof), the payment of any Priority Loan and any interest or principal payments made to a Member on account of a Default Loan shall not be considered distributions to such Member for purposes of calculating such Member’s Internal Rate of Return.

“Due Care” means:

(a)           To act in good faith, in the best interests of the Company, for the exclusive benefit of the Company, in compliance with the terms of this Agreement, with the care, skill, prudence and diligence (including diligent inquiry) under the circumstances then prevailing that a prudent real estate professional experienced in such matters would use in the conduct of an enterprise of like character with like aims.

(b)           To discharge one’s duties with respect to the Company solely in the interest of the Company as follows:

(i)            For the exclusive purpose of the following:

(1)           Providing benefit to the Company.

(2)           Defraying reasonable expenses of the Company.

(ii)           By diversifying the investments of the Company so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.

(iii)          In accordance with this Agreement.

(c)           The assets of the Company shall be held for the exclusive purposes of providing benefit to the Company and defraying reasonable expenses of the Company in accordance with the terms of this Agreement.

(d)           To not cause the Company to engage in a transaction if one knows or should know that the transaction constitutes a direct or indirect:

(i)            Sale or exchange, or leasing, of any property from the Company for less than adequate consideration, or to the Company for more than adequate consideration.

(ii)           Lending of money or other extension of credit from the Company without the receipt of adequate security and a reasonable rate of interest, or to the Company with the provision of excessive security or an unreasonably high rate of interest.

(iii)          Furnishing of goods, services, or facilities from the Company for less than adequate consideration, or to the Company for more than adequate consideration.

(iv)          Transfer to, or use by or for the benefit of, any Person of any assets of the Company for less than adequate consideration.

(e)           To not do any of the following:

(i)            Deal with the assets of the Company for one’s own interest or for one’s own account.

(ii)           Act in any transaction involving the Company on behalf of a party, or represent a party, whose interests are adverse to the interests of the Company.

(iii)          Receive any consideration for one’s own account from any party conducting business with the Company in connection with a transaction involving the assets of the Company, other than the fees and compensation payable under Section 7.5(a).

(f)            That, if Manager breaches any of the responsibilities, obligations, or duties imposed upon it by this definition, it shall be directly liable to make restitution to the Company for any losses to the Company resulting from each breach, and to restore any profits it has made through use of assets of the Company and shall be subject to any other equitable or remedial relief the court may deem appropriate.

(g)           That Manager shall not be liable with respect to a breach of Due Care under this definition if the breach was committed after Manager ceased to be Manager of the Company.

(h)           That Manager shall be liable for a breach of Due Care with respect to the Company in the following circumstances:

(i)            If Manager knowingly participates in, or knowingly undertakes to conceal an act or omission of another Person knowing that the act or omission of the other Person is a breach.

(ii)           If Manager’s failure to comply with its responsibilities as set forth in this definition has enabled another Person to commit a breach of Due Care to the Company.

(iii)          If Manager has knowledge of a breach of Due Care to the Company by another Person unless Manager makes reasonable efforts under the circumstances to remedy such breach.

“Emergency Situation Responses” shall mean actions, in the exercise of Due Care and in light of the circumstances, taken in direct response to unanticipated emergency situations that Manager determines, after exercising Due Care, as creating an imminent and substantial threat (a) of property damage to a Property or (b) to the life, safety or property of the residents or invitees of a Property, in each case in order to maintain the value of the Property or mitigate such threat, provided that Manager shall not, without obtaining the Executive Committee’s approval, incur aggregate expenses in excess of One Million Dollars ($1,000,000) in connection with such Emergency Situation Responses.

“Entity” shall mean any Person other than a natural person.

“General Capital Contribution Conditions” means all of the following: (a) no Event of Default shall have occurred on the part of the American Member, and no written notice has been sent by the APFC Member to the American Member (prior to the date on which the Capital Contribution is scheduled to be funded) that a breach has occurred on the part of the American Member, and no dispute is ensuing under Section 11.2(g); (b) no breach has occurred on the part of the American Member or any Affiliate under any other agreement entered into pursuant to this Agreement or in connection with the Properties or the business contemplated hereunder (provided that written notice shall have been delivered to the American Member and/or its Affiliates of the existence of such breach prior to the date on which the Capital Contribution is scheduled to be funded), (c) the American Member shall have made all Capital Contributions required to be made by the American Member hereunder; (d) each and all of the representations and warranties made by the American Member and its Affiliates in this Agreement and each of the agreements entered into in connection with this Agreement and/or the Properties shall be true and correct in all material respects as of the date upon which the same were made and as of the date upon which the Capital Contribution is required to be funded; (e) none of the data, information, facts or materials provided to or obtained by the APFC Member regarding the American Member and its Affiliates or the Properties proves to be false or misleading in any material respect, and no new material adverse fact concerning any of the same shall have come to the attention of the APFC Member.

“Governmental Authority” shall mean the United States of America, any of the several states, any county or municipality in which a Property is located, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

“Government Lists” shall mean (a) the Specially Designated Nationals and Blocked Persons (the “SDN List”) codified at 31 CFR Ch. V Annex A as amended from time to time, (b) the “Denied Persons List” and the “Entity List” maintained by the United States Department of Commerce, (c) the “List of Terrorists and List of Disbarred Parties” maintained by the United States Department of State, (d) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the OFAC Laws and Regulations, (e) any other similar list maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America, and (f) any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Government Lists may be updated from time to time.

“Governmental Requirements” shall mean, collectively, all applicable laws, statutes, ordinances, regulations, tariffs, judicial or administrative orders, and procedural requirements imposed by any Governmental Authority regulating or affecting the applicable Person or Property.

“Gross Negligence” means a course of conduct that constitutes reckless indifference or actions that are without the bounds of reason.

“Indebtedness” means, with respect to any Person, all indebtedness in respect of borrowed money, letters of credit, guarantees or keep well arrangements.

“Initial Renovation” means the initial renovation of the Property shortly after the Company acquires the Property to put the Property in “rent-ready” condition (or, in the case of any Property leased to an existing occupant, prior to subsequent leasing where the renovation occurs after the existing occupant vacates such Property).

“Internal Rate of Return” or “IRR” means, with respect to a Member, the annual discount rate that results in a net present value equal to zero when such discount rate is applied to (i) the aggregate Capital Contributions made by such Member to the Company, as an outflow, and (ii) all Distributions, as an inflow.  The Internal Rate of Return shall be calculated using the XIRR function in Microsoft Excel.  The XIRR formula in Microsoft Excel 2003 should be entered as follows:

(A)       =XIRR(values, dates, guess)

(B)      Values are a series of cash flows that corresponds to a schedule of Capital Contributions and Distributions in dates. The first payment corresponds to a Capital Contribution that occurs at the beginning of the investment. The first value (i.e., the Capital Contribution) must be a negative value. All succeeding Capital Contributions and Distributions are discounted based on a three hundred sixty-five (365) day year. The series of values must contain at least one (1) positive and one (1) negative value.

(C)      Dates are a schedule of dates that corresponds to the Capital Contributions and Distributions.  The first date indicates the beginning of the schedule of Capital Contributions.  All other dates must be later than this date, but they may occur in any order.  Dates should be entered by using the DATE function, or as results of other formulas or functions. For example, use DATE(2008,5,23) for the 23rd day of May, 2008.  Problems can occur if dates are entered as text.

(D)       Guess is a number that you guess is close to the result of XIRR.

At the time of each distribution of Capital Proceeds, Manager shall provide the Members with a calculation of the IRR through the date of such distribution, which calculation shall be subject to the review and approval of the Members.  If the Members are unable to agree upon the method of calculation, the Company shall engage a third-party unaffiliated accounting firm approved by the Members, which accounting firm shall calculate the IRR as provided herein.

“Investment Period” means the period beginning on the Effective Date and ending on (a) the earlier of (i) the date that is one (1) year after the Effective Date, (ii) the date on which the Members have funded total Capital Contributions equal to the Maximum Capital Commitment and all of such funds have been used (or are committed to be used pursuant to a binding purchase agreement with a third party not Affiliated with any Member) to pay the Property Acquisition and Renovation Costs, (iii) upon the occurrence of a default (after the expiration of any cure periods) on the part of the APFC Member or the American Member in funding a Capital Contribution as provided in Section 4.4(d), or (iv) upon the election of the APFC Member under Section 11.2(a), or (b) such later date as the Executive Committee may determine.

“Investor Legal Costs” means all legal fees of the APFC Member, all of which shall be payable by the Company, as an expense of the Company.

“Key Person Event” means (a) two (2) or more Key Persons cease to devote sufficient time and effort to the activities of the Company as reasonably necessary to maintain the quality of the Properties and otherwise manage the affairs of the Company prudently and in accordance with this Agreement, or (b) the occurrence of a Bankruptcy/Dissolution Event on the part of two (2) or more Key Persons.

“Key Persons” means David Singelyn, Jack Corrigan and David Goldberg.

“LLC Interest” means, with respect to any Member, such Member’s limited liability company interest in the Company as provided in this Agreement.

“Major Decisions” means the matters set forth in Section 7.6.

“Member” means, at any time, (i) for so long as it holds any LLC Interest, the American Member or the APFC Member, as applicable, and (ii) any other Person who, at such time, is admitted to the Company as a member in accordance with the terms of this Agreement.

“Members’ Equity” means, as of a given date, the sum of the total assets, excluding all intangible assets (i.e., goodwill, trademarks, organizational expenses, and similar intangible items), plus accumulated depreciation, less all Indebtedness.

“Metropolitan Area” means each of the markets listed in Schedule B and any market subsequently approved by the Executive Committee.

“Net Substitute Manager Compensation” means the Substitute Manager Compensation, less (a) the Overhead Fee which would have been payable to the American Member after the Change of Control, less (b) the Property Management Fee which would have been payable to Property Manager after the Change of Control, less (c) the “Leasing Bonuses” which would have been paid under the Property Management Agreement after the Change of Control, plus (d) the property management fees (including leasing bonuses) paid by the Company or its Affiliates to any Persons (including, without limitation, the Substitute Manager or its Affiliate) to provide those services which would have been otherwise provided under the Property Management Agreement.

“Non-Controllable Items” means insurance, taxes, assessments, homeowners’ association dues and any other recurring customary and normal operating costs acknowledged by the Executive Committee as being Non-Controllable Items.

“OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of OFAC.

“OFAC Laws And Regulations” means (a) any lists, laws, rules, sanctions and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, including the Trading with the Enemy Act, 50 U.S.C. App. § 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran Freedom Support Act of 2006, Pub. L. 109-293, 120 Stat. 1344, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6021-91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172 and all amendments thereto; (b) all regulations, executive orders, or administrative orders of any kind issued under these statutes; (c) any other applicable civil or criminal federal or state laws, regulations, or orders that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; or (iii) are designed to disrupt the flow of funds to terrorist organizations; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

“Operating Cash” means, with respect to any period for which such calculation is being made, the positive difference of (a) Operating Revenues, minus (b) the sum of the following (without duplication): (i) all Operating Expenses and (ii) the amount of any Reserves established or increased by the Executive Committee during such period.

“Operating Expenses” means for any period, the current obligations of the Company and its Subsidiaries for such period, determined in accordance with generally accepted accounting principles and consistently applied, for (a) operating expenses of the Properties, including fees paid hereunder or under the Property Management Agreement, (b) capital expenditures approved (if required) under Section 7.6(p) (other than the Property Acquisition and Renovation Costs, for which Capital Contributions shall be used), and (c) if the Executive Committee has permitted the Company to obtain financing, all interest, scheduled or required principal payments (including regularly required loan amortization payments (other than balloon payments)) and other debt and escrow and reserve account payments and deposits made during such period by the Company on account of or with respect to the Company’s or the Subsidiary’s Indebtedness (other than Default Loans), if any.  Operating Expenses shall not include any non-cash expenses such as depreciation or amortization.

“Operating Revenues” means, with respect to the Company, for any period, the gross revenues of the Company arising from the ownership and operation of the Properties during such period, including rental income, interest income, proceeds of any business interruption insurance and decreases in Reserves, but specifically excluding (a) Capital Proceeds, and (b) Capital Contributions.

“Overhead Fee” means (a) with respect to the 2014 calendar year, an amount equal to Two Hundred Thirty-Five Thousand Dollars ($235,000) pro rated based on the number of days remaining in the 2014 calendar year after the Effective Date using a three hundred sixty-five (365) day calendar year, and (b) with respect to each calendar year following the 2014 calendar year, an amount equal to Two Hundred Thirty-Five Thousand Dollars ($235,000).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as the same may be amended from time to time, and corresponding provisions of future similar laws.

“Person” (whether the initial letter of the word is capitalized or in lower case type) means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Prohibited Person” means (a) a person who (i) has been determined by competent authority to be subject to the prohibitions in any of the OFAC Laws and Regulations or (ii) is on any of the Government Lists, (b) a person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V (the “OFAC Subtitle B Regulations”) or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Subtitle B Regulations; (c) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country against which the United States maintains economic sanctions or embargos; (d) a person who is described in section 1 of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001; (e) a Person owned or controlled by (as determined under OFAC Laws and Regulations) any of the Person listed in clauses (a) through (d) above; or (f) a Person who has been (i) convicted of an offense or (ii) determined by a

Governmental Authority to be subject to criminal or civil penalties, under any other civil or criminal federal or state law, regulation, or order of similar import to those set forth in clauses (a) through (d) above, as each such law, regulation, or order has been or may be amended, adjusted, or modified or revised from time to time.

“Property” (or collectively, “Properties”) means each of the single-family residential homes acquired by the Company or its Subsidiaries, until such time as such Property is sold by the Company in accordance with the terms contained herein.

“Property Acquisition and Renovation Cost” means the sum of (a) the cost to acquire the Property either at a foreclosure sale or otherwise (including, transfer taxes, title insurance fees and other ordinary and customary closing costs), (b) the Acquisition Fee, (c) the Renovation Fee, (d) the Property Carry Costs, and (e) the cost of the Initial Renovation.

“Property Carry Costs” means, with respect to a particular Property, those taxes and assessments, insurance premiums, utility costs, homeowner association dues and other recurring normal and customary operating costs to maintain the Property relating to the period commencing on the Company’s acquisition of the Property through the date on which the Property is leased to an un-Affiliated tenant.

“Property Management Agreement” means, initially, the property management agreement entered into concurrently with this Agreement between the Company and American Homes 4 Rent Management Holdings Company, LLC, and any subsequent property management agreement entered into by the Company and any Property Manager.

“Property Manager” means, initially, American Homes 4 Rent Management Holdings Company, LLC, and any subsequent property manager engaged by the Company to provide services to the Company with respect to the management of all or any of the Properties.

“Property Parameters” means the requirements for Properties acquired by the Company set forth on Schedule B.

“Renovation Fee” means, in connection with the Initial Renovation of any Property, a fee payable to AH LLC in an amount equal to the lesser of (i) ten percent (10%) of the cost of the Initial Renovation therefor, (ii) Ten Thousand Dollars ($10,000) and (iii) the amount which, when added to the total Acquisition Fee paid to AH LLC for such Property, equals five percent (5%) of the aggregate sum of the purchase price for such Property and the cost of Initial Renovation for such Property.

“Reserves” means, at any time, the total amount of the reserves established and maintained by the Company, at that time, in amounts set forth in the Annual Business Plan and Budget or otherwise approved by the Executive Committee to be adequate and appropriate for current and future operating and working capital and for capital expenditures and other costs and expenses incident to the Company’s business.  Unless otherwise approved by the Executive Committee or expressly set forth in the Annual Business Plan and Budget, (a) prior to the Initial Renovation of a Property, the Reserves to complete the Initial Renovation of such Property shall not be less than Four Thousand Dollars ($4,000) per Property (less any amount previously incurred with respect to the Initial Renovation of such Property), (b) prior to the initial occupancy of a Property, the Reserves for the Property Carry Costs of any vacant Property shall be for a period of not less than two (2) months commencing on the date that the Company acquires the Property, and (c) the other Reserves held by the Company shall be in the amounts set forth in the Annual Business Plan and Budget.

“Restricted Person” means (a) the American Member, (b) AH LLC, (c) any Key Person and (d) any Affiliate of either of them.

“Subsidiary” (or collectively, “Subsidiaries”) means each of the subsidiaries owned by the Company on the Effective Date and from time to time thereafter.  The Subsidiaries owned by the Company on the Effective Date are set forth on Schedule B.  The form of the limited liability company agreement governing the Subsidiaries is attached as Schedule E.

 “Tax Appendix” is defined in Section 5.1.

“Tax Matters Partner” is defined in Section 8.5.

“Term” means the period commencing on the Effective Date and ending on June 3, 2020; provided, however, that the Term may be extended with the approval of the APFC Member and the American Member.

“Transfer” means any direct or indirect sale, transfer, assignment, lease, conveyance, gift, pledge, encumbrance, exchange or other disposition of any portion of an LLC Interest.

“Treasury Regulations” has the meaning ascribed to the term “Income Tax Regulations” in the Tax Appendix.

“Unpermitted Transfer” means a Transfer with respect to a Member that is not permitted by the terms of this Agreement and to which the non-transferring Member has not otherwise consented.

“Wayne Hughes Trust” means, collectively, Wayne Hughes 2010 Irrevocable Trust Agreement FBO Kylie Hughes, Wayne Hughes 2010 Irrevocable Trust Agreement FBO Skylar Hughes, Wayne Hughes 2010 Irrevocable Trust Agreement FBO Grant Gustavson and Wayne Hughes 2010 Irrevocable Trust Agreement FBO Greer Gustavson.

Section 1.2.           Interpretation.  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  Any reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with its terms.  Unless the context otherwise requires, (i) all references made in this Agreement to an Article, Section, Schedule or an Exhibit are to an Article, Section, Schedule or an Exhibit of or to this Agreement, (ii) “or” is disjunctive but not necessarily exclusive, (iii) the use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Schedule or Exhibit to, this Agreement, (iv) “will” shall be deemed to have the same meaning as the word “shall” and (v) words in the singular include the plural and vice versa.  Whenever the words “include”, “includes” or “including”  are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not so followed.  All references in this Agreement to dollar amounts shall refer to United States currency.

ARTICLE 2
FORMATION AND PURPOSES OF THE COMPANY

Section 2.1.           Continuation of the Company.  The Company was duly formed and established under the provisions of the Act by filing the Company’s Certificate of Formation with the Secretary of State of Delaware on May 28, 2014 (the “Certificate of Formation”).  As of the Effective Date, this Agreement shall be the limited liability company agreement of the Company.  The Members agree to continue the Company for the purposes and on the terms set forth in, and in accordance with the provisions of, this Agreement and the Act.  To the extent permitted by the Act, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency between them.

Section 2.2.           Name. The name of the Company shall be “American Homes 4 Rent II, LLC.”

Section 2.3.           Purpose.  The purpose of the Company is to acquire, own, lease, renovate, market and sell single-family residential properties in the United States in accordance with the Property Parameters, and subject to obtaining the consent of the Executive Committee (to the extent required hereunder), to engage in any and all lawful activities to accomplish the foregoing.

Section 2.4.           Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act.  The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by Manager.

Section 2.5.           Place of Business of the Company.  The principal place of business of the Company shall be located at 30601 Agoura Road, Suite 200, Agoura Hills, CA 91301, or such other address within the United States that may be designated by Manager in its reasonable discretion; provided that Manager shall promptly notify the other Members of such address.

Section 2.6.           Registered Office; Registered Agent.  For purposes of Sections 18-104(a)(1), the address of the registered office and the name and address of the registered agent of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 2.7.           Duration of the Company.  The Company shall continue until its termination in accordance with the provisions of Article 12.

Section 2.8.           Title to Company Property; Subsidiaries.  All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.  Each Member’s interest in the Company shall be personal property for all purposes.  The

Properties shall be owned by the Company indirectly through Subsidiaries.  Manager shall duly form and maintain each Subsidiary, cause each Subsidiary to be and remain in good standing in its state of organization and qualified to do business in each jurisdiction in which it owns property or otherwise conducts business, obtain appropriate employer and/or tax identification numbers for the Subsidiary and the like.  Manager’s duties, responsibilities and authority with respect to each Subsidiary shall be identical to Manager’s duties, responsibilities and authority with respect to the Company set forth in this Agreement.  Any provision of this Agreement (a) giving Manager the authority to take any action or refrain from taking any action, or to cause the Company to take any action or refrain from taking any action, shall be interpreted to give Manager the identical authority with respect to the appropriate Subsidiary, or (b) imposing any duty or responsibility on Manager, or limiting Manager’s authority, with respect to the Company shall be interpreted to impose the identical duty, responsibility or limitation on authority on Manager with respect to the applicable Subsidiary.  Manager shall form Subsidiaries for each state.

Section 2.9.           Filing of Certificates.  Subject to the terms of this Agreement (including, without limitation, any required consent from the Executive Committee), including Section 7.6 hereof, Manager, as an authorized person within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other documents required or permitted by the Act to be filed in the Office of the Secretary of the State of Delaware, and any other certificates, notices or other documents required or permitted by law for the Company to qualify to do business in any jurisdictions where the Company may elect to do business.  The actions taken by Sara Vogt-Lowell and David Singelyn  as an authorized person within the meaning of the Act in connection with the execution, delivery and filing of the Certificate of Formation are hereby ratified and confirmed in all respects.

Section 2.10.        Effective Date

.  The Members acknowledge and agree that, notwithstanding (i) that the Effective Date of this Agreement is prior to the Execution Date, (ii) the fact that the Company or its Subsidiaries shall have purchased certain Properties on or after the Effective Date but prior to the Execution Date; and (iii) that the APFC Member’s initial Capital Contribution shall be contributed to the Company after the purchase of certain Properties, all duties (including the American Member’s fiduciary duty) and obligations of the Members (including, without limitation, the obligations of the American Member, as Manager) shall commence and be effective as of the Effective Date in all respects.

ARTICLE 3
MEMBERS; LLC INTERESTS; MEETINGS OF THE MEMBERS

Section 3.1.           Members; LLC Interests.

(a)           As of the Effective Date, without the need for any further action of any Person, the American Member and the APFC Member shall be the sole Members of the Company.

(b)           As of the Effective Date, the LLC Interest of the American Member shall comprise the relative rights, powers and duties specified with respect to the American Member in this Agreement, and the LLC Interest of the APFC Member shall comprise the relative rights, powers and duties specified with respect to the APFC Member in this Agreement.

(c)           The American Member and the APFC Member acknowledge that the LLC Interests have not been registered under the Securities Act and the rules and regulations promulgated thereunder or under any state securities laws and that there is no public or other market for the LLC Interests.  Each of the American Member and the APFC Member represents and warrants that it (1) is acquiring the LLC Interests for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities laws, (2) will not sell or otherwise dispose of any of the LLC Interests, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the LLC Interests and of making an informed investment decision and (4) is an “Accredited Investor” (as that term is defined by Rule 501 under the Securities Act).

(d)           Additional Members may be admitted at such time and upon such terms and conditions as may be determined by the written consent of the Members (except for those Members admitted by the APFC Member in accordance with Section 11.5, which shall not require the consent of the American Member (in its capacity as Manager or as Member)).

Section 3.2.           Meetings of the Executive Committee; Actions Without a Meeting.

(a)           Meetings of the Executive Committee (as defined below) through the Authorized Representatives shall be held at least quarterly and may be called by any Member.   Written notice of each such meeting shall be given to each Member at least ten (10) Business Days prior to the date of such meeting.  Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting.  In addition, Manager shall review and discuss the Company and its performance at each such meeting, unless each of the Authorized Representatives agrees otherwise.

(b)           All meetings of the Executive Committee shall be held telephonically or at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by all of the Members and set forth in the respective notice or waivers of notice of such meeting.  No votes, consents, approvals or other actions may be made, given or taken by the Executive Committee at such meetings (or telephonic meetings) unless at least three (3) Authorized Representatives (i.e., at least one (1) APFC Representative or its Alternate Authorized Representative and at least one (1) American Representative or its Alternate Authorized Representative) of the Executive Committee (or their respective Alternate Authorized Representative permitted under Section 3.3(b)) participate in such meeting.  Any action of the Executive Committee taken at a meeting of the Authorized Representatives shall be evidenced by written minutes thereof (which may take the form of email) executed by at least three (3) of the Authorized Representative (or their respective Alternate Authorized Representative).

(c)           Alternately, any action may be taken by the Executive Committee without a meeting if a written consent (or consents) signed by all four (4) Authorized Representatives (or their respective Alternate Authorized Representative) sets forth the action so taken.

(d)           Rather than executing the written minutes of any meeting or a written consent as provided in Sections 3.2(b) and 3.2(c), the Authorized Representatives (or their respective Alternate Authorized Representatives) may reply to an email stating that the minutes or written consent are “Approved”, which affirmative response shall be permitted in lieu of executed minutes or written consent.

Section 3.3.           Executive Committee.

(a)           The Members shall form a committee (the “Executive Committee”) to oversee the operations of the Company.  The Executive Committee shall have four (4) members, two (2) of which shall be appointed by the APFC Member (the “APFC Representatives”) and two (2) of which shall be appointed by the American Member (the “American Representatives” and, together with the APFC Representatives, the “Authorized Representatives”); provided, however, that the American Representatives shall be two (2) Key Persons.

(b)           In addition, subject to the proviso in Section 3.3(a), either Member may appoint one or more alternate Authorized Representatives (each, an “Alternate Authorized Representative”) who shall have all of the rights and authority of such Member’s regular Authorized Representative; provided, however, that the American Representatives shall be two (2) Key Persons.

(c)           The initial APFC Representatives shall be Michael Burns and Jay Willoughby.  The Alternate Authorized Representative for the APFC Representatives is Valerie Mertz.  The initial American Representatives shall be David Singelyn and Jack Corrigan.  The Alternate Authorized Representative for the American Member is David Goldberg.

(d)           Except as provided in Section 11.6(g), the approval of each Annual Business Plan and Budget, each Major Decision and other matters requiring the approval of the Executive Committee hereunder shall be approved by the Executive Committee.  Such vote may be taken at a meeting duly called by a Member or by written consent, in each case in the manner set forth in Sections 3.2(b) and (c).  Any action taken by the Executive Committee shall be signed (subject to Section 3.2(d)) and authorized by the Authorized Representatives (or their respective Alternate Authorized Representative) in accordance with Section 3.2(b) or (c), as applicable.  Any votes, consents, approvals or other actions under Section 3.2(b) shall require the approval of all Authorized Representatives (or their respective Alternate Authorized Representative) present or participating telephonically in such meeting (which shall be a minimum of three (3) Authorized Representatives (or their respective Alternate Authorized Representative)), and any votes, consents, approvals or other actions under Section 3.2(c) shall require the written approval of all Authorized Representatives.

(e)           Any Member may replace an Authorized Representative (or an Alternate Authorized Representative) designated by such Member by delivering written notice to the Company and the other Member of the removal of such Authorized Representative

(or an Alternate Authorized Representative) and designating a new Authorized Representative (or an Alternate Authorized Representative), except that each American Representative (and any Alternate Authorized Representative appointed by the American Member) must be a Key Person at all times.  Manager, the Members and the Authorized Representatives may rely absolutely on the vote, consent, approval, disapproval or execution and delivery of any instrument by an Authorized Representative as having been fully authorized and approved by the Member designating such individual as its Authorized Representative.  Any vote, consent, approval or other action made, given or taken by a Member’s Alternate Authorized Representative shall have all of the force and effect of a vote, consent, approval or other action by that Member’s regular Authorized Representative.

Section 3.4.           Certain Representations and Warranties of the Members.

(a)           Each of the Members (other than the APFC Member) represents, warrants, covenants and agrees to and with the Company and the other Member that (i) it is in compliance with and shall comply with all OFAC Laws and Regulations, (ii) it has not and shall not do business or engage in any financial transaction with a Prohibited Person, (iii) neither such Member nor any of its direct or indirect ownership interest holders (or any officer, director or manager that controls (as determined under OFAC Laws and Regulations) the operations of such Member) is now or shall at any time be a Prohibited Person or a Person with whom a financial institution or any other Person is prohibited from transacting business of the type contemplated by this Agreement under OFAC Laws and Regulations, (iv) it is in compliance with the Patriot Act and meets the minimum requirements for anti-money laundering programs established by any other applicable Governmental Requirements, and (v) it has taken and shall continue to take all reasonable steps to implement all policies and procedures that are reasonably necessary to ensure that it is in compliance with all Governmental Requirements applicable to it, including those Governmental Requirements relating to the prevention of money laundering and anti-terrorism, including ensuring that such Member is not directly or indirectly owned or controlled by a Prohibited Person and that such Member is not doing business or engaged in financial transactions with a Prohibited Person.

(b)           Each Member hereby represents and warrants to the other Member and the Company, as follows:  (i) this Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by such Member are and on the Effective Date will be duly authorized, executed and delivered by and are and will be binding upon the same, (ii) such Member is duly formed, validly existing and in good standing under the laws of its formation, (iii) such Member is duly authorized and qualified to enter into and to do all things required of it under this Agreement and all agreements it is executing or entering into in connection with this transaction (including compliance with all Governmental Requirements), (iv) neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, or requires any consent or authorization that has not been obtained under, any contract, agreement, lease, easement, right or interest, law or regulation, to which such Member is subject (other than as a result of its entry into this Agreement), and (v) no Bankruptcy/Dissolution Event has occurred with respect to such Member (and in the case of the American Member, with respect to the Key Persons).

Section 3.5.           Certain Representations and Warranties of the American Member.  As of the date hereof and immediately prior to the execution of this Agreement, American Member hereby represents and warrants as follows:

(a)           There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of redemption, subscriptions, claims, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the limited liability interests of the Company.

(b)           The Certificate of Formation delivered to the APFC Member is a true, correct and complete copy of the certificate of formation of the Company, as filed with the Secretary of State of the State of Delaware, and it has not been amended, modified or supplemented in any manner.  No limited liability company interests or other equity interests in the Company have been issued except to the Members pursuant to this Agreement.

(c)           Except as contemplated in this Agreement, and the Property Management Agreement, the Company is not party to or bound by any agreement or contract, has not conducted any business and has no liabilities or obligations.  There is no suit, action or arbitration, or legal, administrative, or other proceeding or governmental investigation, pending or threatened which affects the Company or the Company’s anticipated business, or which adversely affects the American Member’s ability to perform hereunder, nor does the American Member know of any fact which might give rise to any such action, investigation or proceeding.

(d)           Since its formation, the Company is and has been either a partnership or disregarded entity for U.S. federal income tax purposes.

(e)           Other than as disclosed to the APFC Member in writing, neither the American Member nor any of its Affiliates has received any written notice or has other actual knowledge of any change contemplated in any laws or restrictions materially affecting the Properties or the business contemplated by the Annual Business Plan and Budget.  On or prior to such date, the American Member has disclosed to the APFC Member all material information in respect of the Property within the knowledge of the American Member.

(f)            Neither the American Member nor any Affiliate is in breach (without regard to any applicable cure periods) of this Agreement or any agreement entered into in connection with the transactions contemplated by this Agreement.

(g)           Except as disclosed to the APFC Member in writing, neither the American Member nor any Key Person has been convicted of any felony (other than a felony based on the operation of a vehicle under the influence of alcohol) or any misdemeanor (which, in the case of such misdemeanor, involves theft, fraud or misappropriation of funds), or is under investigation for a violation of any Governmental Requirement that would constitute a felony (other than a felony based on the operation of a vehicle under the influence of alcohol) or involves theft, fraud or misappropriation of funds.

(h)                                 The costs, projections and other information contained in the Annual Business Plan and Budget are based on Manager’s good faith effort utilizing assumptions and other information believed to be reasonable in Manager’s good faith judgment.

(i)                                     Manager represents that the memorandum attached as Schedule J is based on its reasonable due diligence and investigation.

Section 3.6.                                Certain Representations and Warranties relating to the Properties.

(a)                                 As of each Capital Call, with respect to those Properties acquired to date, Manager represents and warrants that the Properties, in the aggregate, conform (or are reasonably expected to at the end of the Investment Period to conform to the extent a deviation is permitted in the Property Parameters) with the Property Parameters, the Annual Business Plan and Budget and the other terms of this Agreement, and Manager has performed, exercising Due Care, the level of due diligence and investigation set forth in the Annual Business Plan and Budget prior to the acquisition of such Property, including, without limitation, reviewing a preliminary title report, commitment or title information report, inspecting the Property to the extent feasible (which, at a minimum, shall include a visual inspection of the Property from the street) and assessing the market conditions to gather the information necessary to create a pro forma economic model consistent with the Annual Business Plan and Budget.

(b)                                 With respect to those Properties acquired at a foreclosure auction, the Members acknowledge and agree that the Property is being acquired in its “as is” condition and understand and accept the risks inherent in such foreclosure process, including, without limitation, the possibility that the title information obtained by Manager does not reflect all senior liens (and that the title company may be unwilling to issue a title policy based on the title information) and the existence of latent defects which may not be observable based on the inspection performed by Manager, it being understood that nothing in this Section 3.6(b) shall negate Manager’s responsibility to exercise Due Care to manage those risks appropriately, to perform the level of due diligence required hereunder (including, visually inspecting the Property and reviewing title) and otherwise comply with its obligations described in Section 3.6(a), Article 7 and elsewhere in this Agreement.

Section 3.7.                                Financial Condition of the American Member.  The American Member shall at all times maintain Members’ Equity of not less than One Billion Dollars ($1,000,000,000) (the “Financial Covenant”).  The American Member represents and warrants that the Financial Covenant is satisfied.

Section 3.8.                                Additional Member Rights.

(a)                                 In addition to other rights of each Member, each Member and its agents and representatives shall have the right, at any time and from time to time, upon reasonable notice (which shall not be deemed to require notice of more than ten (10) Business Days in the case of subsections (i), (ii) and (iv) and two (2) Business Days in the case of subsection (iii)) and during normal business hours to:

(i)                                     inspect the Properties or other assets of the Company;

(ii)                                  review (i) the books and records required to be maintained under this Agreement and any other agreements entered into in connection herewith, and (ii) any information and reports relating to the management, operations, policies or strategies of the Properties or other assets of the Company;

(iii)                               discuss, provide advice and consult with Manager with respect to the business, financial and other operations of the Company and any other matters materially affecting the business and affairs of the Company and submit business proposals or suggestions to Manager from time to time with the requirement that one (1) or more Key Persons, discuss such proposals or suggestions with such Member within a reasonable period after such submission; and

(iv)                              call meetings with Manager (which shall be attended in person or by telephone conference by one (1) or more Key Persons).

(b)                                 Manager shall use its best efforts to provide to the APFC Member timely and responsive access to the officers and employees of Manager and its Affiliates responsible for providing services under this Agreement.

(c)                                  At the request of the APFC Member, upon receipt of reasonable advance notice, the American Member shall appear before and verbally present to the Trustees of the APFC Member, the reports and analyses required under this Agreement; provided, however, that not more than one appearance shall be required each calendar year (provided that any appearance prior to the Effective Date shall not be counted).  The time, place, and date of such appearances shall be established by the APFC Member.  The American Member’s costs for such appearances shall be borne by the Company.

Section 3.9.                                APFC Investment Manager, Standard of Review and Reimbursement.

(a)                                 The APFC Member shall retain an investment manager (“Investment Manager”) as the APFC Member’s investment manager in connection with the acquisition of the Properties, in order to, among other things, advise Investor in connection with the Properties and review all Capital Calls.  Manager shall furnish the Investment Manager with copies of all information, reports, documents, notices and other materials required to be provided to the APFC Members pursuant to this Agreement or otherwise reasonably requested by Investment Manager or the APFC Member.  Manager agrees that the Investment Manager shall be permitted to attend and observe any meetings of the Company and the Executive Committee.

(b)                                 The APFC Member’s, its Authorized Representative’s and its Alternate Authorized Representative’s approval of any matter in connection with this Agreement shall be for the sole purpose of protecting the APFC Member’s investment in the Company, and shall not constitute a waiver of any default by Manager or its Affiliates under this Agreement or any agreement entered into in connection herewith or a representation by the APFC Member, its Authorized Representative or its Alternate Authorized Representative of any kind with regard to the matter being approved.  The APFC Member is under no duty to visit any portion of the Properties or to supervise or observe construction, remediation or other activity or to examine any books or records.  No site visit, observation or examination by the APFC Member, its

Authorized Representative or its Alternate Authorized Representative shall impose any liability on the APFC Member, its Authorized Representative or its Alternate Authorized Representative or their respective Affiliates, result in any waiver of any default by Manager under this Agreement, or constitute a representation that any of the assets of the Company or any Subsidiary complies or will comply with any of the requirements under this Agreement or that any construction, remediation or other activity is free from defective materials or workmanship.  No person  is entitled to rely on any site visit, observation or examination by the APFC Member, its Authorized Representative or its Alternate Authorized Representative, and neither the APFC Member, its Authorized Representative nor its Alternate Authorized Representative assumes any personal responsibility for any conformation or any negligent or defective design or construction or remediation.  The APFC Member, its Authorized Representative, its Alternate Authorized Representative and the Investment Manager shall have the right to contact representatives of the local, state and other Governmental Authorities having jurisdiction over any part of the Property, or engineers, architects, contractors, suppliers or other third parties involved with the Property, in order to verify compliance by Manager with this Agreement.

(c)                                  Any agreement, approval, consent, judgment or other determination to be made by the APFC Member, its Authorized Representative or its Alternate Authorized Representative under this Agreement shall not be effective unless it is in writing and shall be in the sole and absolute discretion of the APFC Member, its Authorized Representative or its Alternate Authorized Representative for any reason or no reason.  The APFC Member, its Authorized Representative and its Alternate Authorized Representative shall be entitled to consider only such interests and factors as it desires, including the APFC Member’s self-interests, and shall, to the fullest extent permitted by applicable Governmental Requirements, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Subsidiary or any other Member.  The APFC Member shall not owe a fiduciary duty to any other Member, the Company or any Subsidiary (and any such duties imposed by law or otherwise are hereby waived to the fullest extent permitted by the Act); provided, however, that the APFC Member shall comply with the implied covenant of good faith and fair dealing.  The Authorized Representatives and the Alternate Authorized Representative of the APFC Member serving on the Executive Committee shall not have any liabilities or obligations to Manager, any other Member or any other person arising out of or relating to their participation on the Executive Committee.

(d)                                 Investor Legal Costs shall be at the sole expense of the Company, and Manager shall cause the Company to promptly pay such Investor Legal Costs, on behalf of the APFC Member.  Manager acknowledges that the APFC Member has incurred and will continue to incur legal fees in connection with the negotiation of this Agreement, due diligence, title review and the contribution of the Properties, all of which shall be paid by the Company, on behalf of the APFC Member.

Section 3.10.                         APFC Management Services.  Manager covenants to comply with the “Investment Mandate Guidelines” attached hereto as Schedule I.

ARTICLE 4
CAPITAL CONTRIBUTIONS

Section 4.1.                                Initial Capital Contributions.  The American Member shall fund an initial Capital Contribution in an amount equal to Ten Million Dollars ($10,000,000), and the APFC Member shall fund an initial Capital Contribution in an amount equal to Forty Million Dollars ($40,000,000).  The Members shall contribute the amount of their initial Capital Contributions, in immediately available funds, by depositing such Capital Contributions in the Capital Expenditures Account on or about the date of this Agreement (or at such other time as is agreed to by the Members).  Manager shall only use the Capital Contributions for Property Acquisition and Renovation Costs (and, to the extent necessary, to fund Reserves) in accordance with the terms of this Agreement and the Annual Business Plan and Budget.

Section 4.2.                                Additional Capital Contributions.

(a)                                 Subject to the provisions of Section 4.2(c), and during the Investment Period, Manager shall by delivery of written notice to the American Member and the APFC Member (a “Capital Call”), request that such Members contribute capital to the Company to acquire Properties in accordance with the Approved Business Plan and Budget and to fund other Property Acquisition and Renovation Cost (and, to the extent necessary, to fund Reserves).  Manager may issue a final Capital Call (the “Balancing Capital Call”) on or immediately prior to the expiration of the Investment Period to make the Special Balancing Distribution under Section 6.5(a) if the Excess Funds (as defined in Section 6.5(a)) then held by the Company are not adequate to make the Special Balancing Distribution, such that after the making of the Special Balancing Distribution, the Capital Contributions made by the Members are in proportion to the Member’s Capital Ratios.  Each Capital Call delivered pursuant to this Section 4.2(a) shall set forth (1) the Capital Contributions requested, which shall be not less than Twenty-Five Million Dollars ($25,000,000), in the aggregate, unless otherwise approved by the Executive Committee — other than the Balancing Capital Call which may be less than Twenty-Five Million Dollars ($25,000,000)), and which shall be in the Capital Ratios, (2) the date on which the Capital Contribution is due (which date shall be not less than ten (10) Business Days after the date of receipt of the Capital Call), (3) the items to which such Capital Call relate (which may be in general terms), (4) a reconciliation as to the manner in which all prior Capital Contributions funded by the Members have been used (including, without limitation, a list identifying the Properties acquired by the Company), and (5) a certificate signed by Manager wherein Manager certifies that the General Capital Contribution Conditions are satisfied.  After the occurrence of an Event of Default on the part of Manager (or an event that would constitute an Event of Default with notice or the passage of time) or prior to the resolution of any dispute as to whether an Event of Default exists (in the event that such Event of Default is disputed as provided in Section 11.2(g)), Manager shall not deliver any Capital Calls without the approval of the APFC Member, and any unfunded Capital Calls previously delivered by Manager shall be terminated (or suspended until such time as it is determined that an Event of Default did not occur on the part of Manager).  Prior to the funding of a pending Capital Call, Manager shall not issue a subsequent Capital Call.   The APFC Member acknowledges and agrees that at the time of a Capital Call, the Company will not likely have identified the residential properties to be acquired with the proceeds from the Capital Call and, as a result, the Capital Call will likely represent an estimate of the cost of acquiring residential properties within a reasonable period following the Capital Call (not to exceed sixty (60) days).

(b)                                 In connection with any Capital Call described in Section 4.2(a), and subject to the provisions of Section 4.2(c), the Members shall contribute the amount of the Capital Contributions requested therein, in immediately available funds, by depositing the Capital Contributions in the Capital Expenditures Account prior to the date set forth in the Capital Call due (which date shall be not less than ten (10) Business Days after the date of receipt of the Capital Call).   Manager shall only use the Capital Contributions strictly for Property Acquisition and Renovation Costs (and, to the extent necessary, to fund Reserves) in accordance with the terms of this Agreement and the Annual Business Plan and Budget.

(c)                                  The Members’ obligations to make Capital Contributions shall be subject to the following limitation:  (i) the Members shall not be required to make any Capital Contribution if such Capital Contribution when added to the prior Capital Contributions funded by the Members (including, the initial Capital Contributions under Section 4.1) would cause the aggregate Capital Contributions funded by such Member and Default Loans made by such Member to exceed Ten Million Dollars ($10,000,000) in the case of the American Member and Forty Million Dollars ($40,000,000) in the case of the APFC Member; provided, however, that (A) upon the approval of the Executive Committee, such maximum amounts may be increased to Forty Million Dollars ($40,000,000) in the case of the American Member and One Hundred Sixty Million Dollars ($160,000,000) in the case of the APFC Member and (B) upon the further approval of the Executive Committee, such maximum amounts may thereafter be increased to One Hundred Million Dollars ($100,000,000) in the case of the American Member and Four Hundred Million Dollars ($400,000,000) in the case of the APFC Member (in each case, as and to the extent of any such approval by the Executive Committee, the “Maximum Capital Commitment”), (ii) the Members shall not be required to make any Capital Contribution after the Investment Period has expired or been terminated, (iii) the Members shall not be required to fund any Capital Contributions at any time that the General Capital Contribution Conditions are not satisfied, and (iv) after the initial Capital Contribution, a Member shall not be required to make any additional Capital Contributions if the other Member has failed to satisfy a prior Capital Call.

Section 4.3.                                Intentionally Omitted.

Section 4.4.                                Financing.

(a)                                 Any Member or Affiliate may (but shall not be obligated to) at any time lend money or guaranty a loan to the Company to finance Company operations, to finance or refinance any asset of the Company, to pay the debts and obligations of the Company, or for any other Company purpose; provided, however, that, except in the case of a Default Loan or Priority Loan, such Member or Affiliate must first obtain the prior written approval of the Executive Committee prior to making such loan or guaranty.  In no event will the APFC Member be required to provide any guaranties or indemnity agreements with respect to any loan or financing obtained by the Company.

(b)                                 The Members do not anticipate obtaining financing for the Company as of the Effective Date.  Unless the Executive Committee expressly approves such financing in writing, the Company shall not obtain any financing, issue any guaranties or encumber any of the Properties to secure any financing.

(c)                                  If (i) the Company has insufficient funds to complete the purchase of Properties as contemplated by the Annual Business Plan and Budget, (ii) Manager has issued a Capital Call, (iii) the APFC Member has not funded the Capital Contribution, and (iv) the APFC Member has not notified the American Member in writing that the APFC Member is not funding such Capital Contribution due to a failure of the General Capital Contribution Conditions, the American Member may advance funds to the Company to the extent such funds are reasonably necessary to complete such purchases provided that the amount advanced does not exceed the amount set forth in the pending Capital Call.  Any such advanced amounts shall be deemed a “Priority Loan” to the Company.  The Priority Loan shall not bear interest.  The Priority Loan shall be repaid by the Company to the American Member upon receipt of the subsequent Capital Contribution from the APFC Member.  If the conditions to the funding of such Capital Contribution have been satisfied and the APFC Member does not timely fund such Capital Contribution (taking into account any cure periods), any outstanding Priority Loan shall be deemed to have become a Default Loan.  The Priority Loan shall not be considered a Capital Contribution by the American Member (and the American Member’s Book Capital Account shall not be increased by reason thereof), and the repayment of the Priority Loan shall not constitute a distribution hereunder (and the American Member’s Book Capital Account shall not be decreased by reason thereof), and the making or payment of the Priority Loan shall not be considered for purposes of determining the IRR of any Member hereunder.

Section 4.5.                                Defaulting Contribution. Subject to Section 4.2(c), if the American Member or the APFC Member fails to make all or any portion of an additional Capital Contribution required hereunder, and such failure remains uncured for ten (10) Business Days after notice from the Company of such failure, the non-defaulting Member may, but shall not be obligated to, make a Default Loan for all or a portion of any amount in default within twenty (20) Business Days after the expiration of such cure period by depositing the proceeds of such Default Loan into the Capital Expenditures Account. In the event that the defaulting Member fails to make all or any portion of an additional Capital Contribution required pursuant to Section 4.2 after the termination of the cure period described in this Section 4.5, then, the Investment Period shall terminate, the non-defaulting Member shall not be obligated to make any additional Capital Contributions to the Company and, in the case of a default by the APFC Member, the restrictions set forth in Section 13.1(a) of this Agreement shall not apply from and after the termination of such cure period, the American Member, as its sole and exclusive remedy, may make a Default Loan and/or liquidate the Company.

Section 4.6.                                Default Loans Generally.

(a)                                 Each Default Loan shall be a loan to the Company and shall bear interest at the Default Rate.  From and after the date any Default Loan is made, no distributions shall be made pursuant to Article 6 until each Default Loan is repaid in full, and all amounts that would otherwise be distributed pursuant to Article 6 shall instead be paid by the Company to the extent of any outstanding amounts under such Default Loan.

The Member making a Default Loan shall not be deemed to have made any Capital Contribution as the result of making a Default Loan.  The repayment of a Default Loan and payment or reimbursement of any interest or expenses thereunder shall not constitute a return of Capital Contributions and shall not be considered for purposes of determining the IRR of any Member hereunder.

(b)                                 If a defaulting Member subsequently pays to the Company the amount represented by a Default Loan, the Company shall promptly pay any portion of the Default Loan that remains unpaid to the Member which made the Default Loan, and any unpaid portion of the Default Loan (representing any unreturned portion of the Default Loan) shall be paid from Operating Cash or Capital Proceeds as provided in Section 4.4(b) when distributed under Section 6.2 or 6.3.

Section 4.7.                                Timing of Capital Calls.  Manager shall act reasonably when issuing Capital Calls to effectively and reasonably manage the amount of unused funds that the Company maintains in the Capital Expenditures Account and the Operating Account during the Investment Period.

Section 4.8.                                Intentionally Omitted.

Section 4.9.                                Additional Capital.  Other than as set forth in this Article 4, the Members shall not have any obligation to make additional Capital Contributions except to the extent that all Members agree in writing that such additional Capital Contributions shall be made and at such time as agreed to by all Members.

ARTICLE 5
ALLOCATIONS AND OTHER INCOME TAX MATTERS

Section 5.1.                                Allocations and Related Income Tax Matters.  In addition to the provisions of this Article 5, the agreement of the Members concerning the maintenance of capital accounts, allocations, and other income tax matters is set forth in Appendix “A”, attached hereto and made a part hereof (the “Tax Appendix”).

Section 5.2.                                Tax Returns.  The following elections shall be made on the appropriate returns of the Company:

(a)                                 to adopt the calendar year as the Fiscal Year, except when another Fiscal Year may be required by the Code;

(b)                                 if there is a distribution of Company property as described in Section 734 of the Code or if there is a transfer of a Company interest as described in Section 743 of the Code, upon written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties; and

(c)                                  to amortize the organizational expenses of the Company ratably over a period of fifteen (15) years or as otherwise permitted by Section 709(b) of the Code.

No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 5.3.                                No Deficit Restoration.  Notwithstanding anything to the contrary in this Agreement, no Member having a negative balance in its Book Capital Account shall have any obligation to the Company or to any other Member to restore its Book Capital Account to zero.

ARTICLE 6
DISTRIBUTIONS

Section 6.1.                                Distributions in General.  To the maximum extent permitted by the Act and except as otherwise provided in this Article 6 or as agreed by the Executive Committee, the Company shall distribute all Operating Cash for each month to the Members by the tenth (10th) day of the subsequent month, and shall distribute Capital Proceeds to the Members as soon as reasonably practicable after its receipt of such amounts (but in no event less than ten (10) days after the receipt thereof) unless reinvestment of such Capital Proceeds has been approved by each Member in writing; provided, that such distributions of Operating Cash may be based on a reasonable and good faith estimate of Operating Cash for such month, in which case such estimate shall be reconciled with the actual Operating Cash for such month prior to the tenth (10th) day of the month subsequent to such distribution, and Operating Cash (whether actual or estimated) distributed to the Members in such subsequent month shall be adjusted to reflect the actual Operating Cash for such prior month and provided further that there shall be no distributions of Operating Cash until after the expiration of the Investment Period.  To the extent permitted by the Act and approved by the Executive Committee, the Company may make additional distributions to Members at any time.  All distributions shall be made concurrently to all Members on the date set for purposes of such distribution.  Prior to making any distribution of Capital Proceeds, Manager shall deliver to the Members a report showing the relative distributions to be made to the Members based on each Member’s Capital Contributions and the then available Capital Proceeds.  If a Member disagrees with the amount of distributions payable to such Member, such Member shall notify Manager, and Manager shall engage the Company’s accountant to verify the methodology and that the distribution is then permitted under the terms of this Agreement.

Section 6.2.                                Distributions of Operating Cash.

Operating Cash shall be distributed to the Members, pro rata based on the Members’ respective Capital Ratios, except that no Operating Cash shall be distributed to the Members until all Default Loans and Priority Loans are paid in full.

Section 6.3.                                Distributions of Capital Proceeds.  Subject to the prior repayment of any outstanding amounts under any Default Loan and Priority Loans and subject to obtaining the approval of the Executive Committee under Section 7.6(l), Capital Proceeds shall be distributed to the Members as follows:

(1)                                 First, to the Members, pro rata based on the Members’ respective Capital Ratios, until each Member has received an amount which, when added to all prior distributions of Capital Proceeds to such Member pursuant to this clause (1), equals One Hundred Percent (100%) of its aggregate Capital Contributions;

(2)                                 Second, to the Members, pro rata based on the Members’ respective Capital Ratios, until the APFC Member has received an amount pursuant to Sections 6.2 and 6.3(1) and this Section 6.3(2) necessary to provide the APFC Member with a ten percent (10%) Internal Rate of Return;

(3)                                 Third, seventy percent (70%) to the APFC Member and thirty percent (30%) to the American Member until the APFC Member has received an amount pursuant to Sections 6.2, 6.3(1) and 6.3(2) and this Section 6.3(3) necessary to provide the APFC Member with a fifteen percent (15%) Internal Rate of Return; and

(4)                                 Finally, fifty percent (50%) to the APFC Member and fifty percent (50%) to the American Member.

Section 6.4.                                Adjustment to Distributions of Capital Proceeds in Certain Circumstances.  It is intended that the APFC will not be in a worse position by reason of the fact that Capital Contributions are made after distributions under Sections 6.3(3) and 6.3(4), and the Members acknowledge and agree that all Capital Proceeds to be distributed under Section 6.3 are intended to be calculated in the aggregate with respect to the sale or other disposition of the Properties as if the aggregate amount of all such Capital Proceeds that has at any time been distributed or is at any time to be distributed was distributed to the Members pursuant to a single distribution in accordance with Section 6.3, such that (i) no Capital Proceeds distributed to the Members pursuant to Section 6.3(3) unless and until all distributions required to then be made pursuant to Sections 6.3(1) and 6.3(2) have already been made, and (ii) no Capital Proceeds are distributed to the Members pursuant to Section 6.3(4) unless and until all distributions required to then be made pursuant to Sections 6.3(1), 6.3(2) and 6.3(3) have already been made.  In order to achieve the foregoing, the Members hereby agree that, from time to time, upon the occurrence of each and every distribution under Section 6.3 or upon the APFC Member’s request (each such date is hereinafter referred to as a “True Up Date”), Manager shall prepare for the APFC Member’s approval a model of all contributions made to, and distributions of Capital Proceeds and Operating Cash made by, the Company through and including the True Up Date (assuming that any Capital Proceeds that is to then be distributed is paid on the date of such calculation) to determine whether the aggregate distributions received by the American Member are in excess of those distributions that the American Member would have received had all of the Capital Proceeds been distributed to the Members as provided in the model pursuant to a single distribution (rather than periodically during the term of the Company) (the amount of the American Member’s excess distributions are herein referred to as the “Excess Distributions”).  Manager shall incorporate any comments provided by the APFC Member with respect to the model.  If the Members determine that American Member has received Excess Distributions, (a) the Company shall distribute any subsequent Operating Cash and Capital Proceeds which would normally be paid to the American Member to the APFC Member to achieve the intent described in this Section 6.4 and the results provided in the model, and (b) to the extent that the Capital Proceeds to be distributed by the Company on such True Up Date will not compensate the APFC Member in a manner consistent with the model, the American Member shall return to the Company any distributions received by the American Member from the Company so that the Company may distribute such Excess Distributions to the Members in a manner to achieve the intent described in this Section 6.4 and the results provided in the model.  The American Member’s return of distributions required under this Section 6.4 shall not constitute a contribution to the Company by the American Member, and in no event shall the American Member be entitled to any recoupment of, or credit for, any such payment; provided, however, that the American Member shall be entitled to receive distributions of Capital Proceeds computed on the True Up Date in accordance with Section 6.3.

Section 6.5.                                Special Distribution.

(a)                                 Upon the expiration of the Investment Period, subject to retaining the Reserves approved by the Executive Committee under Section 7.6(d), any and all amounts then in the Capital Expenditures Account less any Reserves (the amount in excess of the Reserves is referred to herein as the “Excess Funds”) shall be distributed to the Members as a return of capital (the “Special Balancing Distribution”), such that after the making of the Special Balancing Distribution, the Capital Contributions made by the Members are in proportion to the Member’s Capital Ratios.  For purposes herein, the Special Balancing Distribution shall be deemed to have been distributed to the Members receiving a share of such distribution as a not pro rata distribution to each such Member pursuant to Section 6.3(1) hereof (and each such Member’s Book Capital Account shall be reduced by an amount equal to its share of the Special Balancing Distribution).  The Special Balancing Distribution shall be a return of capital, and when making the Special Balancing Distribution, no consideration shall be given to the timing of when the Capital Contributions were made (i.e., a Member shall not be entitled to a greater distribution because Capital Contributions were made earlier in time).  By way of example only, if, upon the expiration of the Investment Period, (a) the American Member has made Capital Contributions in an amount equal to One Hundred Million Dollars ($100,000,000), (b) the APFC Member has made Capital Contributions in an amount equal to Two Hundred Million Dollars ($200,000,000), (c) an amount equal to One Hundred Million Dollars ($100,000,000) has not been used and remains on deposit in the Capital Expenditures Account at the end of the Investment Period, and (d) the Reserves equal Twenty Million Dollars ($20,000,000), then the remaining Eighty Million Dollars ($80,000,000) of Excess Funds shall be distributed as the Special Balancing Distribution as follows:  Fifty-Six Million Dollars ($56,000,000) to the American Member and Twenty-Four Million Dollars ($24,000,000) to the APFC Member, such that after the Special Balancing Distribution, the amount of Capital Contributions made by the American Member will equal Forty-Four Million Dollars ($44,000,000) (i.e., twenty percent (20%) of the total Capital Contributions of Two Hundred Twenty Million Dollars ($220,000,000)) and the amount of Capital Contributions made by the APFC Member will equal One Hundred Seventy-Six Million Dollars ($176,000,000) (i.e., eighty percent (80%) of the total Capital Contributions of Two Hundred Twenty Million Dollars ($220,000,000)).  Likewise, if the American Member has contributed One Hundred Million Dollars ($100,000,000) and the APFC Member has contributed its maximum commitment amount of Four Hundred Million Dollars ($400,000,000), the amounts remaining in the Capital Expenditures Account shall be distributed to the Members pro rata in accordance with their respective Capital Ratios.

(b)                                 If, and only if, all of the following events have occurred (the “Default Balancing Events”), the provisions of this Section 6.5(b) shall be implemented:

(i)                                     The Investment Period has expired or been terminated;

(ii)                                  Either the APFC Member or the American Member has funded Capital Contributions in an amount less than its respective Maximum Capital Commitment;

(iii)                               Prior to the end of the Investment Period, Manager issued a Capital Call to the Members;

(iv)                              An Event of Default has occurred on the part of one of the Members based on such Member’s failure to fund a Capital Call which was duly issued by Manager; and

(v)                                 The Company did not have sufficient Excess Funds to make the Special Balancing Distribution, such that after the making of the Special Balancing Distribution under Section 6.5(a), the Capital Contributions made by the Members were in proportion to the Member’s Capital Ratios.

If all of the Default Balancing Events have occurred, then a portion of the Capital Contributions made by the non-defaulting Member shall be converted to a Default Loan.  The portion of the Capital Contributions made by the non-defaulting Member to be converted to a Default Loan shall be calculated after making the Special Balancing Distribution under Section 6.5(a) and shall be an amount equal to (such amount is referred to herein as the “Converted Capital Amount”): (A) the total Capital Contributions made by the non-defaulting Member (after deducting the distribution of the Special Balancing Distribution), less (B)(1) twenty-five percent (25%) of the total Capital Contributions made by the APFC Member if the APFC Member is the defaulting Member or (seventy-five percent (75%) of the total Contributions made by the American Member if the American Member is the defaulting Member.  For purposes herein, the Converted Capital Amount shall be deemed to have been distributed to the defaulting Member (and the defaulting Member’s Book Capital Account shall be reduced by an amount equal to the Converted Capital Amount), and the non-defaulting Member shall be deemed to have concurrently made a Default Loan to the Company in an amount equal to the Converted Capital Amount.  By way of example only, if, upon the expiration of the Investment Period, (a) the American Member has made Capital Contributions in an amount equal to One Hundred Million Dollars ($100,000,000), (b) the APFC Member has made Capital Contributions in an amount equal to Two Hundred Million Dollars ($200,000,000), (c) an amount equal to Twenty Million Dollars ($20,000,000) remains as Excess Funds, and (d) prior to the expiration of the Investment Period, Manager issued a Capital Call in an amount equal to One Hundred Million Dollars ($100,000,000) which the APFC Member failed to fund even though the General Capital Contribution Conditions had been satisfied, then the Twenty Million Dollars ($20,000,000) of Excess Funds shall be distributed to the American Member as the Special Balancing Distribution, and since (w) after the Special Balancing Distribution, the Capital Contributions made by the Members will not be in proportion to the Member’s Capital Ratios (i.e., Two Hundred Million Dollars ($200,000,000) for the APFC Member, and Eighty Million Dollars ($80,000,000) for the American Member), (x) an Event of Default on the part of the APFC Member had occurred, and (y) no other Excess Funds are available to be distributed, the Converted Capital Amount shall be an amount equal to Thirty Million Dollars ($30,000,000) (i.e., $80,000,000 less 25% of $200,000,000), and the American Member shall be deemed to have received a Distribution in an amount equal to the Converted Capital Amount and made a Default Loan in an amount equal to the Converted Capital Amount.  Thereafter, the Company’s Two Hundred Eighty Million Dollars ($280,000,000) would have been funded by the following combination of Capital Contributions and Default Loans:  (i) the APFC Member would have made Capital Contributions of Two Hundred Million Dollars ($200,000,000), (ii) the American Member would have made Capital Contributions of Fifty Million Dollars ($50,000,000), and (iii) the American Member would have made a Default Loan of Thirty Million Dollars ($30,000,000).

Section 6.6.                                Amounts Withheld.  The Manager is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any foreign, federal, state, or local government any amounts which it reasonably determines may be required to be so withheld pursuant to the Code or any provisions of any other foreign, federal, state or local tax law.  All amounts withheld pursuant to the Code or any provision of any foreign, federal, state or local tax law with respect to any allocation or distribution to any Member shall be treated as amounts distributed to such Member pursuant to this Article 6 for all purposes under this Agreement.  Subject to the last sentence of this Section 6.6, the Manager shall not withhold any amount on the part of the APFC Member.  If the Company, the Manager or the Tax Matters Partner receives written notice from any Governmental Authority that amounts are to be withheld on behalf of the APFC Member, the Manager shall notify the APFC Member prior to withholding any amounts with respect to any Governmental Authority and provide the APFC Member with a reasonable opportunity to establish its exemption from any applicable withholding requirements. If, notwithstanding the receipt by the Company the Manager or the Tax Matters Partner of such written notice, the APFC Member instructs the Company and the Manager not to withhold because the APFC Member disagrees with such written notice, the Manager shall comply with the APFC Member so long as neither the Company nor the Members (in the capacity as Member, Manager or Tax Matters Partner), in the reasonable opinion of outside counsel to the Company, is subject to any liability or criminal charges by complying with the APFC Member’s instruction (other than fees and penalties which would be the responsibility of the APFC Member).

Section 6.7.                                Distributions in Kind.  No distributions of assets other than cash shall be made without the consent of each Member.  If all of the Members consent to an in kind distribution, such assets shall be deemed to be equal to their fair market value as reasonably determined by the Members.

Section 6.8.                                Dissolution. Upon dissolution and winding up of the Company, the Company shall make distributions in accordance with Section 12.4.

Section 6.9.                                Limitation on Distributions.  Notwithstanding any provision to the contrary in this Agreement, the Company, and Manager on behalf of the Company, shall not make a distribution to any Member on account of its interest in the Company to the extent (if any) that such distribution would violate the Act or other applicable law.

Section 6.10.                         Cash Management; Company Accounts.

(a)                                 The Company shall establish an operating account (the “Operating Account”) for the Company and each Subsidiary under the control of Manager at a depository institution designated by Manager and approved by the APFC Member.  All Operating Income from a Property shall be deposited into the Operating Account held by the Subsidiary which owns that Property, and thereafter, subject to any approved Reserves, transferred to the Operating Account in the Company’s name.  Funds deposited in the Operating Account shall be used solely for the payment of Operating Expenses and for the funding of disbursements of Operating Cash as and when provided in Section 6.2.  The funds held in Operating Accounts in the name of Subsidiaries shall be used solely for such Subsidiary until transferred to the Owner’s Operating Account.  All permitted Reserves for the payment of Operating Expenses shall be deposited and held in the Operating Account.

(b)                                 In addition to the above-referenced account, the Company shall establish a capital expenditures account (the “Capital Expenditures Account”) for the Company under the control of Manager at a depository institution designated by Manager and approved by the APFC Member.  All Capital Contributions and any and all Capital Proceeds, less any Capital Expenditures paid directly therefrom, shall be deposited into the Capital Expenditures Account.  The cost of the Property Acquisition and Renovation Costs shall be paid out of the Capital Expenditures Account (which may first be deposited in the capital expenditures account held by the Subsidiaries described below).  The Company may also maintain a capital expenditures account for each Subsidiary to pay the Acquisition and Renovation Costs relating to the Properties owned by such Subsidiary and to deposit any Capital Proceeds relating to Capital Transactions pertaining to the Properties owned by such Subsidiary.  Manager shall use Due Care to manage the cash deposited in the Subsidiary’s capital expenditure account such that (A) the funds deposited therein shall be solely funded from the Capital Expenditures Account and Capital Transactions relating to Properties owned by such Subsidiary, and (B) all funds received or held in such Subsidiary’s capital expenditure account which are not necessary in the near future to pay Acquisition and Renovation Costs shall be promptly transferred to the Capital Expenditures Account, less any approved Reserves.

(c)                                  Other than the Capital Expenditures Account, the Operating Account and account(s) which will hold all refundable tenant security deposits (to the extent required by applicable law or otherwise determined by the Executive Committee), the Company shall maintain only such other checking and savings accounts as Manager shall designate and as are approved in writing by the APFC Member.  All funds of the Company shall be deposited only in such accounts of the Company in the Company name, shall not be commingled with funds of Manager, and shall be withdrawn only upon such signature or signatures as may be designated in writing from time to time by Manager.

(d)                                 The APFC Member reserves the right to cause the bank accounts of the Company to be audited at Company expense and to cause any funds deposited in the wrong account to be immediately transferred to the correct account.

(e)                                  Notwithstanding anything in this Section 6.10 to the contrary, at the election of the Manager, the Operating Account and the Capital Expenditures Account may be consolidated into a single account; provided that all terms and conditions relating to such accounts set forth in this Section 6.10 shall remain in effect other than those which, by their nature, imply that the two accounts cannot be consolidated (such as a restriction on comingling of funds) which shall instead be deemed to allow the consolidation of the two accounts but shall otherwise be construed in the narrowest possible manner so as to permit the combination of the Operating Account and the Capital Expenditure Account into a single account but otherwise continue to impose all restrictions set forth in this Section 6.10.

(f)                                   The procedures for cash management set forth in this Section 6.10 may be modified with the approval of the Executive Committee.

ARTICLE 7
MANAGEMENT; ACQUISITION AND MANAGEMENT OF PROPERTIES

Section 7.1.                                Management.  In accordance with the Act, the business and affairs of the Company shall be managed by the “manager” of the Company (“Manager”), as such term “manager” is provided within the meaning of the Act.  The American Member shall be designated as the initial Manager, until such time as the American Member resigns or is removed as herein provided, and thereafter, Manager shall be designated by the APFC Member.  Subject to the terms of this Agreement (including, without limitation, any and all consents and approvals required under Sections 7.6), Manager shall have the power and authority to manage the business and affairs of the Company, and on behalf and in the name of the Company, to carry out the business affairs of the Company, all in accordance with the Annual Business Plan and Budget and to perform all acts which it deems, in its reasonable discretion, necessary or desirable in furtherance of such purposes, provided that (a) Manager shall at all times exercise Due Care in carrying out its obligations under this Agreement and the business contemplated by the Annual Business Plan and Budget, and (b) Manager shall manage the business and affairs of the Company so as to ensure that the Company is not deemed a tax resident in a jurisdiction outside of the United States.  Manager’s obligation to exercise Due Care shall be in addition to (and not in lieu of) Manager’s obligation to comply with the duty of care and the duty of loyalty under the Act and applicable Delaware law.  Manager shall act as a fiduciary to the Company and the other Members.  Upon the request of any Member and from time to time in accordance with Section 3.2, Manager shall report to the Executive Committee (and the APFC Member’s Investment Manager) as to the status of and compliance with the Annual Business Plan and Budget and Major Decisions as well as the other business affairs of the Company.  Manager shall devote such time, efforts and managerial resources to the business of the Company as are reasonably required in connection with implementing the Annual Business Plan and Budget and performing all of its other obligations under this Agreement.  Manager shall at all times perform its duties and responsibilities in compliance with all Governmental Requirements, the Annual Business Plan and Budget, this Agreement and the other agreements entered into by Manager or its Affiliates relating to the Company.  To the extent that Manager or a Member is specifically authorized to take certain actions under the express terms of this Agreement (or as expressly agreed to by the Executive Committee in the Annual Business Plan), or the Property Management Agreement which would not be permitted based on a strict reading of the defined term “Due Care” , the taking of such action shall not constitute a failure to exercise Due Care; provided, however, that this sentence shall be construed narrowly and only apply to actions which are expressly and specifically set forth in this Agreement, or the Property Management Agreement.  By way of example, the making of a Default Loan shall not constitute a failure to exercise Due Care even though the exercise of Due Care would prohibit the “lending of money…to the Company with…an unreasonably high rate of interest.”

Section 7.2.                                Acquisition, Leasing, Sale and Renovation of Properties.

(a)                                 Under the supervision of Manager, AH LLC shall, on behalf of the Company and during the Investment Period, acquire Properties to be held by the Company, and renovate such Properties in a manner consistent with the Annual Business Plan and Budget and subject to obtaining any consent of the Executive Committee that may be required pursuant to Section 7.5; provided that each Property acquired by the Company shall be within the Property Parameters or otherwise specifically approved by the Executive Committee.  Any Member may at any time during the Investment Period recommend to the Executive Committee that the Property Parameters be amended or modified by providing written notice of such recommendation to each of the Members, and the Executive Committee shall promptly consider any such recommendation.  If the Executive Committee approves any such amendment or modification, Manager shall promptly prepare and provide to each Member a revised Schedule B that shall from and after the date of such approval replace the then-current Schedule B, and the Property Parameters shall be deemed to have been so amended or modified for all purposes of this Agreement (including, without limitation, Section 13.1) from and after such date.

(b)                                 Manager shall not cause the Company or any Subsidiary to acquire a Property in a Metropolitan Area in the following circumstances (i) such Metropolitan Area is not shown in Schedule B, (ii) such Metropolitan Area has not been approved by the Executive Committee in writing, or (iii) if the Property Acquisition and Renovation Cost for a Property in a specific Metropolitan Area will cause the Property Acquisition and Renovation Cost for the Properties located in such Metropolitan Area (such sum is referred to herein as the “Metropolitan Area Property Costs”), to exceed 15% of the aggregate Capital Contributions as of the date of acquisition (the “Maximum Metropolitan Investment”).  At such time as the Metropolitan Area Property Costs will exceed 12.5% of the aggregate Capital Contributions as of the date of acquisition (the “Base Metropolitan Investment”) with respect to any Metropolitan Area, Manager shall provide written notice to the APFC Member that (x) the Metropolitan Area Property Costs have (or will) exceed the Base Metropolitan Investment, and (y) unless otherwise directed by the APFC Member, the Company will not be acquiring Properties in such Metropolitan Area when the Metropolitan Area Property Costs are between the Base Metropolitan Investment and the Maximum Metropolitan Investment.  Within ten (10) days after receiving such written notice, the APFC Member may direct Manager to purchase Properties up to the Maximum Metropolitan Investment or propose to the Executive Committee that the Maximum Metropolitan Investment for such Metropolitan Area be increased.  If the APFC Member fails to respond to such notice within such ten (10) day period, the Maximum Metropolitan Investment shall not be increased and the American Member may purchase homes in such Metropolitan Area for its own account as provided in Article 13 after the Metropolitan Area Property Costs for such Metropolitan Area exceed the Base Metropolitan Investment.  For purposes of estimating those Property Acquisition and Renovation Costs under this Section 7.2(b) which have not yet been incurred (such as the Property Carry Cost and the cost of the Initial Renovations), Manager shall use those amounts projected in the Annual Business Plan and Budget.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, unless otherwise expressly consented to by the Executive Committee, Manager shall not cause or permit the Company or any Subsidiary to acquire any Property, if (i) the acquisition of such Property is not in compliance with the Property Parameters, (ii) Manager has not performed the level of due diligence set forth in Schedule B and in the Annual Business Plan and Budget, (iii) if the Property is a “listed” Property, Manager has not obtained a commitment for an ALTA Homeowner’s Policy for such Property from an Approved Title Provider in the amount of the gross purchase price of such Property insuring the Company or such Subsidiary as the vested owner in fee of such Property, free and clear of all mortgages, deeds of trust and other monetary liens, and with only those other exceptions to title as are reasonably approved by Manager, (iv) if the Property is an “auction” Property, Manager has not confirmed based on the information described in the memorandum attached as Schedule J (as it relates to such Metropolitan Area), to the extent ascertainable from the information which Manager is required to obtain, that the Company or such Subsidiary will be the vested owner of such Property at such foreclosure sale, free and clear of all mortgages and deeds of trust, subject only to those monetary liens used when calculating the bid price at action, and with only those other exceptions to title as are reasonably approved by Manager, (iv) all insurance coverages required under this Agreement with respect to such Property have not been obtained; (v) an Event of Default has occurred (or Manager has received written notice that a breach has occurred and Manager has not yet cured such breach) or a dispute exists under Section 11.2(g); or (vi) the Investment Period has expired or terminated.  If a Metropolitan Area is not described in Schedule J, prior to purchasing Property in such Metropolitan Area, the Executive Committee shall approve the manner in which title will be reviewed prior to any auction, and no Properties shall be acquired in such Metropolitan Area until the Executive Committee has made such determination.  Manager shall obtain a final ALTA Homeowner’s Policy as soon as reasonably practicable after the acquisition of a Property (but in no event later than six (6) months after the acquisition date);  provided, however, that if the Company shall not have received a deed to a particular Property within thirty (30) days prior to the end of such six (6) month period for such Property as a result of a legal challenge to the Company’s acquisition of such Property, then the Company shall obtain such title policy within thirty (30) days after the applicable deed is received by the Company.  The failure of Manager to cause a final ALTA Homeowner’s Policy to be obtained for any Property within such period shall result in such Property immediately constituting a Nonconforming Property.

(d)                                 AH LLC shall use Due Care (and Manager shall take reasonable actions intended to ensure that AH LLC uses Due Care) to punctually complete the Initial Renovation of all the Properties in accordance with, and subject to, the Annual Business Plan and Budget and the terms and conditions of this Agreement, free and clear of all liens associated with such development and construction against the Property.  In completing the Initial Renovation, Manager shall use Due Care (i) to obtain and satisfy all conditions under any necessary governmental approvals, permits, and entitlements, and (ii) to manage, oversee and supervise the activities of all third party contractors.  Manager shall use Due Care to cause all work on the Properties to be performed in a good and workmanlike manner.

(e)                                  Manager shall use Due Care to cause all of the Properties to be leased in accordance with the Annual Business Plan and Budget.  Manager, acting alone, shall have authority to cause the Property Manager to execute and deliver on behalf of the Company (and, on its behalf, any Subsidiary), leases with respect to the occupancy of individual Property to un-Affiliated third parties, so long as (i) the terms and conditions of such leases and the rents for the Properties are as contemplated by the Annual Business Plan and Budget, (ii) the lease is not for a term in excess of twenty-four (24) months, (iii) no more than two (2) leases are entered into with the same Person in the same (or same series of) transaction(s) unless approved by the Executive Committee (e.g., a bulk leasing transaction), and (iv) such leases conform to the Company’s standard forms in all material respects, as approved by the APFC Member.   If requested by a Member, Manager shall deliver fully executed copies of every lease (including any and all amendments or modifications thereof), entered into by the Company or any Subsidiary within ten (10) days after a Member’s request for the same.  Manager may enter into leases with Affiliates of the American Member provided that Manager has obtained the written approval of the Executive Committee as to the rental rate and other terms relating to such lease.

(f)                                   Initially, the intent of the Members is to hold the Property for the Term, unless the market conditions warrant selling certain Properties during the Term as discussed in the Annual Business Plan and Budget, in which case, Manager shall market and sell those Properties during the Term. Beginning two years after the Effective Date, the Executive Committee shall, on a quarterly basis, assess whether some or all of the Properties should be sold. Manager shall use Due Care to cause all of the Properties, which are to be sold pursuant to the Annual Business Plan and Budget, to be marketed and sold in accordance with the Annual Business Plan and Budget and Section 7.20.  Manager, acting alone, shall have authority to execute and deliver on behalf of the Company (and, on its behalf, any Subsidiary), purchase and sale contracts, deeds, escrow instructions and other customary documentation which are necessary, customary or desirable with respect to the sale of individual Properties (collectively, the “Sale Documents”), provided that (i) such Property is sold to an un-Affiliated third party, (ii) the purchase price for each such Property is no less than one hundred ten percent (110%) of the Property Acquisition and Renovation Costs, (iii) the Sale Documents executed in connection with the sale of such Unit do not contractually obligate the Company or any Subsidiary to materially greater post-closing liability or recourse exposure than is provided in the Company’s standard form Sale Documents, as approved by the APFC Member (the “Approved Form Sale Documents”), (iv) such sale is made on an all cash basis, without any seller carryback financing being provided by the Company or any Subsidiary, (v) the contingency periods and escrow periods contained within such Sale Documents do not exceed the maximum contingency periods and escrow periods referenced in the Approved Form Sale Documents, and (vi) no more than ten (10) Properties are sold to the same Person unless otherwise approved by the Executive Committee (e.g., a bulk sale transaction).  If requested by a Member, Manager shall deliver to such Member fully executed copies of the Sale Documents (including any and all amendments or modifications thereof) entered into in connection with the sale of any or all of the Properties within ten (10) days after such Member’s request for the same.

Section 7.3.                                Persons Authorized to Act.  Manager may designate an agent, employee or other representative of the Company as an “officer” or representative authorized to take action for or sign agreements or documents on behalf of the Company.  The Persons initially authorized to sign agreements or documents on behalf of the Company are set forth in Schedule F.

Section 7.4.                                Nature of Obligations Among Members.  Except as otherwise provided in this Agreement or by written agreement among the Members, no Member shall have any authority to act for or assume any obligation or responsibility on behalf of any other Member or the Company.

Section 7.5.                                Member Compensation; Fees; Reimbursements.

(a)                                 Except for payment of the Acquisition Fee, the Renovation Fee, the Property Management Fee and the Overhead Fee, no compensation for services rendered shall be paid by the Company or any Subsidiary to any Member or Manager or any of their respective Affiliates.  Except as otherwise provided in this Agreement, each Member and Manager shall be solely responsible for, and shall pay, all wages, salaries and other costs and expenses associated with the employment of its employees and the same shall not be a cost of the Company.  In addition, Manager shall be solely responsible for the costs incurred to pursue any properties, including, without limitation, all travel expenses, the wages of all Persons bidding at auctions and all expenses relating to the investigation, research and review of the properties, such as the cost to obtain information relating to the title of the properties.  This Section 7.5 shall not prohibit the payment of any reimbursements or other payments expressly provided for in this Agreement or the Property Management Agreement, including, without limitation, payments permitted under Section 7.5(e), any captive insurance premiums to the extent permitted under the Annual Business Plan and Budget, the Leasing Bonuses (as defined in the Property Management Agreement) and the AH4R Brokerage Fee (as defined below).

(b)                                 Subject to Section 7.15, in consideration of AH LLC facilitating the acquisition of each Property acquired by the Company or any Subsidiary after the Effective Date, the Company shall pay AH LLC the Acquisition Fee, which amounts shall be reduced by any AH4R Brokerage Fee received by AH LLC or its Affiliates in connection with the acquisition of such Property.  Each Acquisition Fee shall be deemed earned by AH LLC, and shall be paid by the Company to AH LLC, upon the closing of the Company’s or such Subsidiary’s acquisition of the applicable Property.

(c)                                  Subject to Section 7.15, in consideration of AH LLC or its Subsidiaries performing services in connection with the Initial Renovation of each Property acquired by the Company or any Subsidiary after the Effective Date, the Company shall pay AH LLC the Renovation Fee. Each Renovation Fee shall be deemed earned by AH LLC, and shall be paid by the Company to AH LLC promptly following certification by the Manager that repair and renovation of the applicable Property so that such Property is suitable for leasing to future tenants without further initial repair or initial renovation.

(d)                                 In consideration of Manager or its Affiliate undertaking and performing its responsibilities as Property Manager, from and after the Effective Date and for so long as Manager or its Affiliate is engaged as the Property Manager, the Company shall pay the Property Manager a property management fee (the “Property Management Fee”) in accordance with, and subject to, the terms of the Property Management Agreement.  In the event that one or more third-party property manager(s) is engaged with respect to the Properties, the American Member shall, at its sole cost and expense, pay any and all amounts payable to such property managers thereunder (even if such amounts exceed the Property Management Fee) and shall indemnify, defend and hold harmless from and against any and all Claims/Damages of the APFC Member, the Company, the Subsidiaries and their respective Affiliates, shareholders, partners, members, board members, employees, representatives, consultants or agents arising out of or relating to any property management agreement (oral or written) with any Person providing (or alleging to provide) any type of management services to any of the Properties.  The American Member shall neither be reimbursed nor deemed to have made a Capital Contribution in respect of paying any such amounts.

(e)                                  The Company shall pay, on behalf of the APFC Member, all of the Investor Legal Costs.  The APFC Member shall provide a basic invoice setting forth the amount charged for the legal services, the name of the payee and the wiring instructions, but shall not be required to provide any other information relating to such legal work (including the hours billed or time entries) to the Company or the American Member.  The American Member shall be reimbursed by the Company for the actual third-party legal and accounting costs directly relating to the formation of the Company and the Subsidiaries provided, however, that the reimbursement amount payable to the American Member shall not exceed twenty-five (25%) of the Investor Legal Costs paid to (or on behalf of) the APFC Member and all invoices (other than invoices which would be subject to the attorney/client privilege) shall be provided to substantiate such amounts.

(f)                                   Except as provided in Section 7.5(f), the Company shall reimburse Manager for all reasonable out-of-pocket expenses incurred and paid by Manager to un-Affiliated third parties (other than third-party managers) in performing its obligations under this Agreement, as specifically set forth in the Annual Business Plan and Budget.  In addition, Manager shall be entitled to an overhead fee in an amount equal to the Overhead Fee for allocations of compensation of employees of the American Member and its Affiliates in performing accounting, tax services and legal services; provided, however, that Manager shall act reasonably to use such internal services to reduce expenses of third-party accounting, legal and tax firms.   Payments of the Overhead Fee, the Acquisition Fee, the Renovation Fee and the Property Management Fee shall be treated as expenses of the Company and shall not be deemed to constitute distributions to American Member of profit, loss or capital of the Company.  Except for the Overhead Fee, the Acquisition Fee, the Renovation Fee and the Property Management Fee, Manager shall not receive any compensation for serving as Manager;  in addition, except for the Overhead Fee, the Acquisition Fee, the Renovation Fee and the Property Management Fee, Manager, Property Manager and their Affiliates shall be fully responsible, at their sole cost and expense, for any overhead and employees’ salaries, benefits, commissions and incentive payments.

(g)                                  AH LLC or an Affiliate of AH LLC may act as the cooperating broker when acquiring Properties.  The brokerage fee (the “AH4R Brokerage Fee”) payable in connection therewith shall be retained by AH LLC or its Affiliate if, and only if, the amount of the Acquisition Fee payable under Section 7.5(b) has been reduced by the full amount of the AH4R Brokerage Fee received by AH LLC or its Affiliates.  If the AH4R Brokerage Fee exceeds the amount of the Acquisition Fee payable in connection with any Property, any excess amount shall be paid to the Company.  If the Acquisition Fee has not been reduced or the AH4R Brokerage Fee exceed the Acquisition Fee, the AH4R Brokerage Fee shall be paid to the Company.  AH LLC, Manager and its Affiliates shall not act as the selling broker with respect to any Properties (and shall not receive a brokerage fee in connection with the sale of any Properties) without obtaining the prior written approval of the Executive Committee (and the fee shall be paid to the Company unless otherwise approved by the Executive Committee).

Section 7.6.                                Special Actions Requiring Member Approval.  Notwithstanding anything else in this Agreement to the contrary, Manager shall not cause or permit the Company or any Subsidiary to take or agree or commit to take any of the following actions (each, a “Major Decision”) without the prior approval of the Executive Committee (which approval may be withheld by any Authorized Representative in such person’s sole discretion).  Manager shall disseminate information with respect to each Major Decision being considered to the Executive Committee for its review and consideration.

(a)                                 issue, redeem, repurchase or otherwise acquire any LLC Interests or any security or other instrument which is convertible into, exercisable for, or exchangeable for LLC Interests, admit any Person as a Member or a member of a subsidiary of the Company other than the APFC Member or the American Member, acquire equity interests in any other Entity, or create any subsidiary of the Company other than Subsidiaries formed for the purpose of acquiring Properties; or commence any listing of LLC Interests on any stock exchange or national quotation system, or take any action for the purpose of effecting the foregoing or otherwise causing or permitting LLC Interests or such equity interests to be offered to or traded by the public;

(b)                                 consolidate, combine, or merge with or into any other Person or pursue any other reorganization, consolidation or restructuring of the Company or its Subsidiaries;

(c)                                  proceed with a Bankruptcy/Dissolution Event or take any action for the purpose of effecting any of the foregoing (other than a dissolution expressly permitted under Article 12);

(d)                                 modify, supplement or amend this Agreement or the limited liability company agreement of any Subsidiary or take any action in contravention of this Agreement; or adopt, supplement, modify, amend or deviate from the Annual Business Plan and Budget or take any action in contravention thereof; or establish any Reserves held by the Company, other than those expressly provided for in the Annual Business Plan and Budget;

(e)                                  change the tax status of the Company; or make any material change to the Company’s accounting or tax elections; determine or subsequently modify the valuation methodology and timing for valuation; determine or subsequently modify the manner and timing of any reporting requirements;

(f)                                   enter into a line of business other than the ownership and rental of single family residential properties in the United States which comply with the Property Parameters or do any act which would make it impossible to carry out the business of the Company;

(g)                                  acquire any real property (A) that does not meet the Property Parameters and otherwise complies with the terms of this Agreement, (B) after the end of the Investment Period, (C) after the occurrence, on the part of Manager, of an Event of Default, or (D) after Manager has received written notice that a breach has occurred unless Manager has timely cured such breach;

(h)                                 acquire or dispose of any personal property other than tangible personal property contemplated by the Initial Renovation and the Annual Business Plan and Budget or disposed  of (and replaced) in the ordinary course of renovating and maintaining the Properties;

(i)                                     invest any funds of the Company or any Subsidiary (by way of example, any time deposits, governmental obligations, or other types of privately or publicly securities), other than depositing funds in liquid money market accounts;

(j)                                    engage in, or permit any transaction with the American Member or any of its Affiliates, other than (i) the Company’s entry into the Property Management Agreement as of the date hereof, (ii) the payment of the Overhead Fee, the Acquisition Fee and the Renovation Fee, (iii) any captive insurance expressly permitted under the terms of the Annual Business Plan and Budget, (iv) the cooperating brokerage services contemplated under Section 7.5(g), and (v) any Default Loan or Priority Loan;

(k)                                 enter into or amend or waive any provision of any agreement or transaction between the Company, any Subsidiary or the APFC Member, on the one hand, and the American Member or any of its Affiliates, on the other hand (other than the Company’s entry into the Property Management Agreement as of the date hereof);

(l)                                     pay, declare or set aside any distribution by the Company (other than a distribution of Operating Cash under Section 6.2), including any distribution in kind of property; or require or permit any Member to make a capital contribution other than as provided in Sections 4.1 and 4.2;

(m)                             file, or settle any lawsuits or other proceedings, or confess a judgment, except for lawsuits or other proceedings involving less than One Hundred Thousand Dollars ($100,000);

(n)                                 sell or otherwise transfer or dispose of any real property or enter into, amend or modify any agreement in connection therewith, except for the sale of Properties in accordance with the terms of Section 7.2(f) and an involuntary condemnation or eminent domain proceeding; or lease or license any Property except (A) in the ordinary course of business, (B) for a term of not more than twenty-four (24) months, (C) to natural person(s) intending to reside (or have one more members of their families reside) at such Property, and (D) in accordance with the terms of Section 7.2(e);

(o)                                 approve any financing or incur any Indebtedness, grant a security interest in all or any portion of the Properties, amend the terms of any existing financing or make elections with respect to interest periods, interest rates, repayment or other material provisions under any financing; or make any loan to any Person, extend credit to any Person or cause the Company or any Subsidiary to execute any guaranty, indemnity or surety with respect to any obligations of any other Person (including, any Subsidiary);

(p)                                 make or commit to make any capital expenditure (in the aggregate) in excess of the amount of capital expenditures contemplated by the Annual Business Plan and Budget, other than in the event of an Emergency Situation Response; or rebuild or reconstruct the improvements on any real property owned by the Company if they are substantially damaged by a fire or other casualty;

(q)                                 enter into any property management agreement (other than the Property Management Agreement) or amend or modify any property management Agreement (including the Property Management Agreement);

(r)                                    select any sales agent or enter into any listing agreement for the sale of the Properties, if the Properties sold by such sales agent (together with its affiliates) or pursuant to such listing agreement (together with listing agreements with its affiliates) are reasonably likely to generate sales proceeds in excess of Ten Million Dollars ($10,000,000) in the aggregate, or enter into, amend or modify any agreement in connection therewith;

(s)                                   enter into any construction or renovation contract, or enter into any agreement (or series of related agreements with the same Person), unless in each case the economic terms of such contract are contemplated by the Annual Business Plan and Budget and, in the case of construction or renovation contracts, the contractor is of good reputation, experienced and insured;

(t)                                    obtain and maintain insurance coverage for the Properties and other assets of the Company, including any insurance to protect Manager or the Property Manager against liability from third parties, except as set forth in the Annual Business Plan and Budget and otherwise provided by the terms of this Agreement; or settle any insurance claim on behalf of the Company or any Subsidiary if the amount involved in such insurance claim is in excess of Twenty-Five Thousand Dollars ($25,000);

(u)                                 determine the identity of the Company’s auditors and accountants, make any change to the Company’s auditors and accountants, make any change in the Company’s accounting and audit procedures or make any change in the Company’s periodic reporting requirements and format; or hire or change the Company’s counsel in connection with (A) the filing, defending or settling any lawsuits or other proceedings, or confessing judgments, in respect of lawsuits or other proceedings which are reasonably likely to involve One Hundred Thousand Dollars ($100,000) or more, or (B) any action which constitutes a Major Decision (including, without limitation, those Major Decisions described in Sections 7.6(c)), except in the case of defending a lawsuit, hiring interim counsel pending action by the Executive Committee (provided that if the Executive Committee cannot agree on counsel, the APFC Member can direct which counsel to engage);

(v)                                 change the name of the Company;

(w)                               take any action that could result in personal liability of any Member;

(x)                                 hire any employees, provided that this shall not preclude the Company from reimbursing the American Member or its Affiliates with respect to certain items as permitted by Section 7.4;

(y)                                 make a press release, unless required by the Governmental Requirements;

(z)                                  take any action or make any decision which, under the provisions of this Agreement, requires the approval of all Members or which is required to be approved by the APFC Member; or

(aa)                          enter into any agreement or arrangement with respect to any of the foregoing or commit to do any of the foregoing.

No action shall be taken, sum expended, decision made or obligation incurred by the Company with respect to a matter that is a Major Decision, unless such matter has been approved by the Executive Committee.  The Executive Committee shall be deemed to have approved, and no additional approval shall be required hereunder with respect to, the actions listed on Schedule D and any expenditure specifically set forth in the Annual Business Plan and Budget approved by the Executive Committee.  Each Member may introduce any Major Decision for consideration and request approval thereof by the Executive Committee, and shall use commercially reasonable efforts to cause its Authorized Representatives to respond to any request for approval of a Major Decision within ten (10) Business Days thereof (it being understood that any failure by an Authorized Representative to respond to such a request shall be deemed a disapproval).

Section 7.7.                                Adoption of Annual Business Plan and Budget.  Manager shall operate the Company in accordance with the Annual Business Plan and Budget, in each case as approved in accordance with this Section 7.7.

(a)                                 The strategic business plan and operating budget that is in effect with respect to any Fiscal Year, as it may be amended, is called the “Annual Business Plan and Budget.”  The Annual Business Plan and Budget shall include an executive summary outlining the business strategy and budgeted and forecasted financial information for the upcoming period and shall contain a comprehensive statement setting forth the overall plan for the business of the Company, including proposed Property acquisitions, dispositions, financings and refinancings, and repair or renovation (in all cases, to the extent then known or reasonably anticipated), and shall set forth an annual operating budget for the Company (the “Operating Budget”) for the operation of the Company during the Fiscal Year to which it relates.  In preparing and approving each Annual Business Plan and Budget and any revisions or amendments thereto, Manager shall consider, among other things, the previous year’s experience, current and projected market conditions and anticipated future needs in light of such projections.  The Operating Budget shall include anticipated revenues (considering projected occupancies and rate increases), capital improvements, financing needs, insurance coverage (including coverage types and policy limits), and all other operating expenditures of the Company (including any fees provided for in the Property Management Agreement).

(b)                                 The Annual Business Plan and Budget for the period beginning on the date hereof and ending December 31, 2015, is attached hereto as Schedule G.  No later than November 1, 2015, and November 1 of each calendar year thereafter, Manager shall present a proposed Annual Business Plan and Budget for the following year to the Executive Committee for its consideration and approval.  Following delivery of a proposed Annual Business Plan and Budget, the Executive Committee shall approve or disapprove the Annual Business Plan and Budget no later than thirty (30) days after the date on which Manager has met with, or attempted in good faith to meet with, the Executive Committee to discuss the proposed Annual Business Plan and Budget.  The failure of the Executive Committee to approve all or a portion of the Annual Business Plan and Budget for any reason shall be deemed its disapproval, except as to such portion that has been approved in writing.

(c)                                  Manager shall have the right, from time to time during each Fiscal Year, to submit a proposed amendment to the Annual Business Plan and Budget to the Executive Committee for

approval.  The Executive Committee shall review all proposed amendments to the Annual Business Plan and Budget in the same manner as the Annual Business Plan and Budget.  Following delivery of any proposed amendment to an Annual Business Plan and Budget, the Executive Committee shall be required to approve or disapprove such proposed amendment no later than ten (10) Business Days after the date on which Manager has met with the Executive Committee regarding the proposed amendment.  The failure of the Executive Committee to approve all or a portion of an amendment to the Annual Business Plan and Budget for any reason shall be deemed its disapproval, except as to such portion that has been approved in writing.  If the Executive Committee disapproves or is deemed to have disapproved a proposed amendment to the Annual Business Plan and Budget, Manager shall continue to exercise Due Care to comply with the Annual Business Plan and Budget in accordance with the foregoing provisions (and subject to clauses (d) and (e) below) until a proposed amendment has been approved.

(d)                                 Notwithstanding the foregoing, Manager shall have the right, in its reasonable discretion, to expend (without the approval of the Executive Committee) any amounts necessary for Emergency Situation Responses, provided that Manager shall deliver prompt written notice to each Member of any such Emergency Situation Response.

(e)                                  Manager shall exercise Due Care to cause the Company to be operated in compliance with the Annual Business Plan and Budget.  Manager shall secure the Executive Committee’s prior approval for any expenditure that will cause an expense item to exceed the amount set forth in the Annual Business Plan and Budget for such expense item, provided that no such approval shall be required if such expenditure is for the payment of Non-Controllable Items or Emergency Situation Responses.  As soon as Manager knows of any material deviation from the Annual Business Plan and Budget, Manager shall promptly inform the Executive Committee of any such increases or decreases in the costs and expenses or income of the Company that were not reflected in the Annual Business Plan and Budget.

Section 7.8.                                Failure to Adopt a Budget.  Notwithstanding the provisions of Sections 7.6 and 7.7, in the event that the Executive Committee fails to approve all or certain provisions of an Annual Business Plan and Budget for a given Fiscal Year, Manager shall conduct the business of the Company pursuant to those provisions of such Annual Business Plan and Budget which are agreed-upon and adopted by the Executive Committee.  With respect to any aspects of the business of the Company that are specific to the Annual Business Plan and Budget for a given year (such as the acquisition of Properties during the Investment Period),  such aspects shall not apply to the operation of the business of the Company for the subsequent year; provided, however, that Manager may cause the Company to pay any Non-Controllable Items; provided, further however, that Manager shall commence the liquidation of the Properties after the occurrence of a Liquidation Event in accordance with Article 12 even if the Annual Business Plan and Budget for such year has not yet been approved.

Section 7.9.                                Contracts With Affiliates.  Except as otherwise set forth in this Section 7.9 and notwithstanding anything to the contrary herein (including, without limitation, Section 7.6(k)), if there is a contract between the Company or any Subsidiary, on the one hand, and a Member or an Affiliate of a Member, on the other hand, then the other Member shall have the right unilaterally (but not the obligation) to make any decision by the Company (as party to the contract or as the sole member of such Subsidiary) to exercise any right or remedy by reason of a default under, or terminate, extend, modify or agree to a waiver or forbearance of, such contract.  Any other approval, consent or other determination to be made by the Company or such Subsidiary under such contract shall be given, withheld or made by the other un-Affiliated Member.  If a contract with an Affiliate is terminated, any substitute contract shall be with a third party approved by the Executive Committee.  Notwithstanding the foregoing, all actions requiring approval by the “Owner” under the Property Management Agreement may be approved by Manager acting alone, but only to the extent such action does not constitute a Major Decision and Manager would otherwise be permitted to make such decision under this Agreement without obtaining the consent of the Executive Committee; provided, however, that the foregoing shall be limited to the approvals exercised prior to the delivery of a written default notice by the APFC Member to Manager or the Property Manager, and the foregoing shall not imply that any party other than the APFC Member may cause the Company to exercise any right or remedy by reason of a default under, or terminate, extend, modify or agree to a waiver or forbearance of, such contract.  Without limiting the approvals required under this Agreement, for avoidance of doubt, the approvals pursuant to Sections 3.01 (Preparation of Operating Budget and Rent Schedule), 3.04 (Service Contracts) (but only to the extent any contract is entered into with an Affiliate of Manager or the Property Manager), 3.08 (Insurance), 3.10 (but only with respect to the last sentence thereof), 4.07 (Expenses of Owner), 4.08 (Termination and Default), 5.01 (Assignment) and 5.11 (Amendment and Waiver) of the Property Management Agreement shall require the approval of the Executive Committee.

Section 7.10.                         Third Party Contracts.  Neither Company nor any Subsidiary shall enter into any agreement or other arrangement with any third party requiring the continued ownership, control, employment or other involvement of Manager or any employee or other Affiliate of Manager with the Company, any Subsidiary or the Properties without the specific prior written consent of the Executive Committee, provided that this Section 7.10 shall not apply with respect to the Members’ entry into this Agreement or the parties thereto entering into the Property Management Agreement.

Section 7.11.                         Employees and Contractors.  The Company shall conduct its business exclusively through independent contractors and shall not hire any employees (provided that this Section 7.11 shall not prevent Manager or AH LLC from receiving payments of the Overhead Fee, the Acquisition Fee and the Renovation Fee).  Manager shall supervise and administer all services rendered to the Company by independent contractors.

Section 7.12.                         Insurance Matters.  Manager shall cause the Company and its Subsidiaries to obtain and maintain insurance coverage for the Properties and other assets of the Company, in such amounts and with such coverages as set forth in the Annual Business Plan and Budget (and, to the extent the Annual Business Plan and Budget, or the insurance amounts and coverages set forth therein, have not been approved in any year in accordance with Section 7.6, in such amounts and with such coverages as set forth in the most recent Annual Business Plan and Budget approved in accordance herewith or as required by the lenders under any applicable Indebtedness and with such adjustments as may be required by the insurance carriers), in each case to the extent obtainable from one or more insurance carriers.  In addition, Manager shall cause, at its own expense, all persons having access to or with authority to handle or disburse any funds of the Company or any Subsidiary to be bonded or insured, in form and substance and from insurance companies reasonably acceptable to the APFC Member, in the amount of at least

Ten Million Dollars ($10,000,000).  Manager shall use commercially reasonable efforts to cause such bonds or insurance to name the APFC Member as an additional insured and to provide that any cancellation notices relating thereto be sent directly to each Member at least then (10) days prior to the effective date thereof and, to the extent such bonds or insurance does not provide for delivery of such notices directly to each Member, Manager shall promptly (and in any event within three (3) Business Days after receipt) deliver copies of any such notices to the Members.  The Members have initially approved using a “captive” insurance company owned by an Affiliate of American Member for purposes of providing certain insurance required under the Annual Business Plan and Budget.  However, the APFC Member may, at any time, require that the Company engage a third-party consultant to audit and/or diligence the “captive” insurance company, and the APFC Member may, at any time, direct the Company to obtain insurance from a third-party insurance provider in place of the “captive” insurance company, without obtaining the approval of the Executive Committee or the American Member.

Section 7.13.                         Certain Transactions.  Manager confirms that it will exercise Due Care to avoid any investment in the Company or any Subsidiary by, and to cause the Company and each Subsidiary to avoid transactions with, any Prohibited Person.  Manager shall exercise Due Care to cause the Company and its Subsidiaries and, as it relates to the Company, the Subsidiaries or the Properties, the Property Manager to conduct its business (including in connection with the acquisition or disposition of any property or asset) in accordance with OFAC Laws and Regulations and all applicable Governmental Requirements, including those relating to money laundering and terrorism.  Manager shall implement and apply on behalf and at the expense of the Company procedures designed for compliance with the foregoing covenants.

Section 7.14.                         Delegation of Authority.  Manager may from time to time delegate in writing to one or more Members (or, with the consent of the Executive Committee, other Persons) such authority as Manager may deem advisable.

Section 7.15.                         Notification of Key Person Event.  At all times after the Effective Date (i) when the American Member is acting as Manager, at least two (2) Key Persons shall be and remain primarily responsible for, and actively involved in, the oversight of the Company and the Properties, (ii) until the date on which the acquisition and renovation of all Properties is complete, at least two (2) Key Persons shall be and remain primarily responsible for, and actively involved in, the oversight of AH LLC, and (iii) either Jack Corrigan or Dave Singelyn shall remain actively involved in the day-to-day management of the Properties, the Company and, until such time as the acquisition and renovation of all Properties is complete, AH LLC; provided, however, that if a Key Person Event occurs, the American Member may propose other natural persons to serve as Key Persons for the APFC Member’s approval within ten (10) days of such Key Person Event, provided that the APFC Member shall be under no obligation to approve such replacement Key Persons and shall retain the right to exercise its remedies hereunder in the event that the APFC Member elects not to approve such replacement Key Persons.   Furthermore, at all times from and after the Effective Date through the date on which the acquisition and renovation of all Properties is complete (or the date on which the acquisition and renovation business is transitioned to the American Member as permitted by this Section 7.15), (I) the Key Persons and the Wayne Hughes Trust shall (a) directly or indirectly retain control of and all rights to manage AH LLC, and (b) own, directly or indirectly, at least ninety-nine percent (99%) of the capital, equity and profits and losses of, and the right to receive distributions from,

AH LLC (provided that such interests may be held by the Key Persons through estate-planning vehicles established for their respective descendants and relatives); provided, however, that the foregoing shall not prohibit (A) granting an additional five percent (5%) of the membership interests in AH LLC to any employees, principals or managers of AH LLC, (B) any transfers by the Key Persons or Wayne Hughes Trust made solely for purposes of estate planning purposes for the benefit of Wayne Hughes’ or the Key Persons’ descendants and relatives, or (C) grants of additional membership interest to any of the Key Persons.  Any breach of this Section 7.15 shall constitute an immediate Event of Default by the American Member and (II) AH LLC shall remain responsible for the acquisition and renovation of Properties (and shall perform the obligations under Section 7.2); provided, however, that upon written notice to the APFC Member, the American Member shall be permitted to transition the acquisition and renovation business to itself (i.e., internalize such operations) so long as (i) no Key Person Event shall have occurred, (ii) either Jack Corrigan or Dave Singelyn shall remain actively involved in the day-to-day acquisition and renovation of the Properties and (iii) the acquisition and renovation of Properties is managed internally by the American Member (rather than by a third party hired to oversee such activities (collectively, the “AH LLC Transition Conditions”).  In the event that AH LLC is relieved of its duties with respect to the acquisition and renovation of Properties in violation of any of the AH LLC Transition Conditions, then (y) the Company shall have no obligation to pay Acquisition Fees or Renovation Fees to AH LLC, the American Member or any other party and (z) the American Member shall reimburse the Company for all Acquisition Fees and Renovation Fees previously paid to AH LLC or the American Member under this Agreement.  Manager shall deliver prompt written notice to the APFC Member of the occurrence of any event, circumstance or occurrence that Manager reasonably believes may be a Key Person Event or otherwise violate this Section 7.15 (including a violation of the AH LLC Transition Conditions).

Section 7.16.                         Resignation and Removal of Manager.  Manager may not resign as manager of the Company without the approval of the Executive Committee.  Manager may be removed by a Member as permitted pursuant to Section 11.3 or 11.4 or upon Manager or its Affiliate ceasing to have any LLC Interests.  Upon any such resignation or removal, the APFC Member shall appoint a replacement Manager (or assume the duties of Manager hereunder for itself or its Affiliate).

Section 7.17.                         Acquisition Compliance.

(a)                                 The APFC Member shall have the right to audit the Properties acquired after the Effective Date to ensure that the Properties conform to the Property Parameters, the Annual Business Plan and Budget and the other terms of this Agreement.

(b)                                 If (i) a Property fails to conform to the Property Parameters, the Annual Business Plan and Budget and the other terms of this Agreement, (ii) the American Member has made a representation and warranty regarding a Property that is untrue or incorrect in any material respect or (iii) the Manager failed to cause the Company to obtain a final ALTA Homeowner’s Policy for any Property within six (6) months of the acquisition date of such Property in accordance with Section 7.2(c) (each of the Properties referred to in subparagraph (i), (ii) and (iii) are referred to herein as  a “Nonconforming Property”), at the election of the APFC Member (which election shall be exercised by the APFC Member prior to the date which is thirty (30) days after the Authorized Representatives of the APFC Member have actual current knowledge (not constructive or imputed knowledge) of such Nonconforming Property), the American Member shall purchase such Property, “as is” without any representation or warranty, at the cost incurred by the Company to acquire and renovate such Property (including, without limitation, all acquisition, closing, leasing, renovation and other costs relating to such Property and any Acquisition Fee, Renovation Fee or other fees paid by the Company) (such acquisition to occur within sixty (60) days after the election is made by the APFC Member to sell such Nonconforming Property to the American Member); provided, however, that if requested by the American Member prior to the expiration of such sixty (60) day period, the Company will agree to hold title to the Nonconforming Property as an accommodation to the American Member for a period of six (6) months from the date that the election is made by the APFC Member to sell such Nonconforming Property to the American Member and then direct deed such Nonconforming Property to a third party purchaser thereof so long as (x) the American Member indemnifies, defends and holds harmless the Company and the APFC Member from and against and Claims/Damages arising out of such Nonconforming Property, (y) the American Member pays, at its sole cost and expense, all expenses relating to the Nonconforming Property while the Company holds the Nonconforming Property and (z) in the event that the Property cannot be conveyed to a third party purchaser during such period, the Property shall instead be purchased by the American Member under the terms set forth herein prior to the expiration of such six (6) month period.  Those Properties that the Executive Committee specifically directs Manager to acquire after the Effective Date (i.e., the Executive Committee identifies such Property by address) shall not be Nonconforming Properties. The American Member shall pay all costs in connection with the transfer of such Nonconforming Property (including transfer tax, title insurance and homeowner association and transfer fees) and shall pay the Company for all amounts due hereunder (the amount required to be paid by the American Member to purchase such Non-Conforming Property) within ten (10) Business Days of demand by the APFC Member (and such amount shall be timely paid even if the Company is directed to hold the Property as an accommodation to the American Member).

(c)                                  With respect to the first fifty (50) Properties identified by the APFC Member as Nonconforming Properties, no default shall be deemed to have occurred on the part of American Member so long as (A) the acquisition of such Nonconforming Property and/or the making of the representation or warranty do not amount to Bad Conduct, and (B) either (i) if the APFC Member elects for the American Member to repurchase the Nonconforming Property, the American Member timely pays the amounts under Section 7.17(b) and otherwise complies with the requirements contained therein, or (ii) if there is no monetary breach and the APFC Member does not elect for the American Member to repurchase the Nonconforming Property in accordance with Section 7.17(b).  This Section 7.17(c) shall not limit any indemnification rights of the APFC Member and the Company under this Agreement.

(d)                                 If the APFC Member identifies more than fifty (50) Nonconforming Properties (other than “Excluded Nonconforming Properties”) taking into account the permitted deviations in Schedule B), an Event of Default shall immediately be deemed to have occurred on the part of Manager and the APFC Member may exercise all rights and remedies under this Agreement (including, the remedies under this Section 7.17).  An “Excluded Nonconforming Property” shall mean any Nonconforming Property that meets both of the following conditions:  (1) it is a Nonconforming Property solely because it contains a restriction on leasing and

(2) it has been subsequently sold by the Company for an amount in excess of the sum of the costs incurred by the Company to acquire such Property and to renovate such Property (including all fees and costs related thereto).

Section 7.18.                         APFC Decision-Making Rights.

(a)                                 Subject to Section 7.18(b), if directed by the APFC Member, Manager shall cause the Company to take or omit from taking any action necessary for the APFC Member to comply with any Governmental Requirements applicable to the APFC Member even if such action would otherwise constitute a Major Decision or require the consent of the American Member.  No other Member may cause the Company to take any action contrary to the APFC Member’s directions under this Section 7.18(a).

(b)                                 If, prior to the occurrence of an Event of Default on the part of the American Member or the delivery of written notice by the APFC Member to the American Member that a default has occurred, the APFC Member provides written notice to the American Member that the Board of Trustees of the APFC Member (the “Board of Trustees”) has promulgated an official regulation that requires the APFC Member to cause the Company to sell the Properties, prior to implementing such regulation, the American Member shall have thirty (30) days to elect, by delivering written notice to the APFC Member, to purchase the APFC Member’s LLC Interest for an amount equal to the greater of (a) eighty percent (80%) of all costs incurred by the Company to acquire, operate, renovate, maintain, manage and hold the Properties then held by the Company and all costs incurred to form, operate, maintain and manage the Company, or (b) the aggregate Capital Contributions and Default Loans of the APFC Member which have not then been returned or repaid; provided, however, that upon receiving such written notice from the American Member of its election to purchase the APFC Member’s LLC Interest, the APFC Member may deliver written notice to the American Member within ten (10) Business Days after receipt of American Member’s notice, that the Board of Trustees has subsequently revoked the regulation (in which case, the American Member shall have no right to purchase the APFC Member’s LLC Interest).  For avoidance of doubt, the exercise by the APFC Member of any of its rights and remedies under this Agreement (including, without limitation, its right to liquidate the Company after the occurrence of an Event of Default or its right to require that the Company be liquidated upon the expiration of the Term) shall not be construed under any circumstances as a regulation promulgated by the Board of Trustees covered by this Section 7.18(b), even if such election is made pursuant to the direction of the Board of Trustees.  This Section 7.18(b) is to be construed narrowly and is only to apply to those situations when the Board of Trustees promulgates regulations to cause the Company to take action to sell the Properties which would not otherwise be available to the APFC Member under the terms of this Agreement.

Section 7.19.                         American Member Notifications.  The American Member shall promptly notify the APFC Member (and APFC Member’s Investment Manager) of:

(a)                                 Any litigation instituted or threatened against, and any settlement, decree, judgment or award relating to litigation against, the Company or any Subsidiary with amounts in controversy in excess of One Hundred Thousand Dollars ($100,000), and the basis of the claims made in such litigation;

(b)           Any litigation instituted or threatened against, and any settlement, decree, judgment or award relating to litigation against, (i) the American Member, (ii) the Key Persons, or (iii) any Affiliate of the American Member which has entered into an agreement with the Company, with amounts in controversy in excess of Four Hundred Thousand Dollars ($400,000), and the basis of the claims made in such litigation;

(c)           Any felony criminal proceedings (or investigation thereof) instituted or threatened against (i) the American Member, (ii) the Key Persons, (iii) the Company, (iv) any Subsidiary, or (v) any Affiliate of the American Member which has entered into an agreement with the Company, and the basis of the claims made in such criminal proceedings;

(d)           Any development concerning any of the (i) the American Member, (ii) the Key Persons, (iii) the Company, (v) any Subsidiaries, (vi) any Properties, or (v) any Affiliate of the American Member which has entered into an agreement with the Company, that is likely to have a material impact on any of them, to impact their ability to perform their obligations under this Agreement or to constitute a breach under this Agreement;

(e)           Any material breach of this Agreement or any related agreement on the part of (i) the American Member, (ii) the Key Persons, or (iii) any Affiliate of the American Member which has entered into an agreement with the Company; and

(f)            Any breach of any representation or warranty contained in this Agreement or any agreement entered into in connection with this Agreement by (i) the American Member, (ii) the Key Persons, (iii) the Company, or (iv) any Affiliate of the American Member which has entered into an agreement with the Company.

Section 7.20.        REIT Compliance

.  Notwithstanding anything contained herein to the contrary, so long as any holder of a direct or indirect equity interest in the American Member that has elected to be a real estate investment trust for federal income tax purposes (herein referred to as a “American Member REIT”) holds a direct or indirect interest in the Company, unless waived in writing by the American Member REIT, or a particular action is consented to in writing by the American Member, the parties hereto and their respective successors and assigns shall conduct their operations in a manner that shall permit the American Member REIT to qualify or continue to qualify as a real estate investment trust under Code sections 856 through and including 860, as amended, and under other applicable provisions of the Code and the Treasury Regulations thereunder.  If the Company (or any Subsidiary) is required pursuant to the terms of this Agreement to take any action that would adversely affect the ability of the American Member REIT to qualify or continue to qualify as a real estate investment trust, or subject the American Member REIT to any taxes under sections 856 through 860, or section 4981 of the Code (collectively the “REIT Regulations”), then the Members, upon receipt of written notice thereof, will cooperate in good faith to take such action or cause the Company to take such action, to avoid such adverse consequences.  The Manager shall have the right to propose taking any action (and to cause any Subsidiary to take any action) or to refrain from taking any action (and to cause any Subsidiary to refrain from taking any action) to ensure that American Member REIT would so qualify as a REIT and would not be subject to any taxes under the REIT

Regulations, so long as any such proposed action is the minimum that would be hypothetically necessary in order for the Company to qualify as a real estate investment trust or in order for the Company to avoid being subject to any taxes under the REIT Regulations, for this purpose taking into account only the actions of the Company (or any Subsidiary) and only taking into account taxable items of Company income, gain, deduction and loss in making such determination.  The Members agree that in the event the Manager shall propose to take any action (or cause the Company or any Subsidiary to take any action) to ensure the American Member REIT would so qualify as a REIT or to avoid the imposition of taxes under the REIT Regulations as described above, the Members shall cooperate in good faith to determine and implement a course of action which would, to the extent possible, avoid such adverse consequences; provided that (i) any such changes shall not have a material adverse effect on the APFC Member (as reasonably determined by the APFC Member) and (ii) the American Member shall bear one hundred percent (100%) of (A) the cost (including legal fees for both Members) in connection with the negotiation and documentation of any such amendments or modifications and (B) any other costs or expenses incurred by the APFC Member by virtue of the implementation of this Section 7.20.  The American Member acknowledges that it is the sole responsibility of the American Member (and not the responsibility of the APFC Member) to review this Agreement and the Annual Business Plan and Budget and determine that each of the same satisfies the American Member’s potential REIT concerns.

ARTICLE 8
ACCOUNTING, RECORDS AND TAX MATTERS

Section 8.1.           Fiscal Year. The fiscal year of the Company (the “Fiscal Year” as defined in Section 2.4C of the Tax Appendix) shall begin on January 1 and end on December 31 of each year, except as may otherwise be required by the Code.

Section 8.2.           Partnership for Tax Purposes. The Members hereby agree that the Company shall be treated as a partnership for tax purposes under federal, state and local income tax laws or other laws, and further agree not to take any position or to make any election, in a tax return or otherwise, inconsistent therewith.

Section 8.3.           Records and Accounting.  At all times during the existence of the Company, Manager shall cause the Company to keep at the Company’s principal office true and complete books of account, prepared on a consistent basis from year to year, including:  (a) a current list of the full name and business address of each Member, (b) a copy of the Certificate of Formation and all certificates of amendment thereto, (c) copies of the Company’s federal, state and local income tax returns and reports for the most recent five (5) years, (d) copies of this Agreement, all amendments to this Agreement and any financial statements of the Company for the five most recent years, and (e) all documents and information required under the Act.  Manager shall keep the books and records of the Company on the accrual method of accounting in accordance with U.S. generally accepted accounting principles; provided, however, that, for purposes of determining distributions to Members, Operating Cash and Capital Proceeds shall be determined on a cash basis.  Such books and records shall be available for examination and copying (and the Company shall, at its expense, make such copies and deliver them to any Member who requests them at reasonable intervals) at such office by any Member and its duly authorized representatives.  Such documents may also be examined at the Company’s office by any potential transferee of a Membership Interest or any portion thereof where a Member authorizes such proposed transferee to examine the same in a writing addressed to Manager and copies of which are sent to all other Members and such proposed transferee has executed and delivered to the Company a confidentiality agreement with provisions reasonably satisfactory to the Executive Committee.  In addition to the audited statements provided pursuant to Section 8.4, below, any Member, at its own expense, may cause an additional audit of the books and records of the Company during regular business hours and shall furnish a written report thereof to the other Members.  Manager shall cause the Company to furnish promptly to the Members such other information bearing on the business, prospects, financial condition, operations and affairs of the Company or the status of the Properties as any Member from time to time may reasonably request.

Section 8.4.           Reports to Members. Manager shall prepare and deliver the following reports to each Member:

(a)           (i) within twenty-seven (27) days after the end of each fiscal quarter, (i) the consolidated operating statement and balance sheet of the Company for the prior fiscal quarter and a summary showing each Member’s Capital Contributions, distributions and projected distributions based on the calculation of the IRR as of the date of such statement, and (ii) within forty-five (45) days after the end of each fiscal quarter, a management discussion and analysis which contains a narrative summary of the operating results, comparison, deviation and sensitivity analyses in relation to the Annual Business Plan and Budget (and any pro formas and projections contained therein), a description of the acquisition activity, disposition activity, financing activity (if applicable), capital contributions and distributions and such other matters typically discussed in a quarterly report;

(b)           so long as the American Member is Manager, within forty-five (45) days after the end of each fiscal quarter, (x) the American Member’s balance sheet (which shall be audited at the end of each Fiscal Year to the extent available), (y) a statement of changes in the equity as of the end of such Fiscal Year and (z) a compliance certificate certifying the Member’s Equity of the American Member;

(c)           within sixty (60) days after the end of each Fiscal Year, an annual report containing an unaudited consolidated operating statement and statement of cash flows for such Fiscal Year and a consolidated balance sheet and statement of changes in the Members’ equity as of the end of such Fiscal Year.  Within ninety (90) days after the end of each Fiscal Year, a consolidated operating statement, balance sheet, statement of cash flows and statement of changes in the Members’ equity (which financial statements shall be audited and certified by the Company’s accounting firm and shall include all appropriate footnotes);

(d)           after July 1, 2015, within twenty-seven (27) days after each month, an electronic trial balance shall be transmitted to the APFC Member; and

(e)           a report (each an “Acquisition Report”) on the twenty-seventh (27th) day of each calendar month, in form and substance reasonably acceptable to the APFC Member, setting forth all of the following for the prior calendar months: (i) a description of each Property, including its street address and a photograph, acquired during the prior calendar months (provided, that a photograph of a Property shall only be required after the initial acquisition of such Property and shall not have to be sent with each subsequent Acquisition Report (i.e., only one (1) photograph per Property), (ii) a summary of all due diligence conducted with respect to such Property so that the APFC Member is able to monitor compliance with the Property Parameters under the heading “Acquisition Method” in Schedule B, (iii) the total purchase price of such Property, (iv) the budget for the Initial Renovation of such Property, (v) the projected annual operating expenses for such Property, (vi) the projected annual rental rate for such Property following completion of the Initial Renovation, (vii) the unadjusted maximum bid for such Property, (viii) the report shall identify those Properties acquired during the prior calendar months which are single-family residences, townhomes and condominiums so that the APFC Member is able to monitor compliance with the Property Parameters under the heading “Residence Type” in Schedule B, (ix) the report shall identify the characteristics of those Properties acquired during the prior calendar months so that the APFC Member is able to monitor compliance with the Property Parameters under the heading “Other Characteristics” in Schedule B, (x) the report shall separately list each of the Properties acquired during the prior calendar months which are in the permitted deviations set forth in Schedule B, and (xi) any other material information relating to those Properties acquired during the prior calendar months discovered prior to or after the acquisition of such Properties.

The Chief Financial Officer and the Chief Executive Officer of Manager shall certify that all such financial statements and reports delivered to the Members pursuant to this Section 8.4 are accurate in all material respects and prepared in accordance with United States generally accepted accounting principles.  To the extent that Manager has not received financial information from an un-Affiliated third party and such financial information is necessary for the preparation of the financial statements required under this Section 8.4, Manager is permitted to use good faith estimates provided that Manager discloses in the financial statements the basis for its good faith estimate and diligently pursues financial information from such third party.  The financial statements and all financial information will be provided to the APFC Member electronically in a format that is acceptable to the APFC Member and compatible with the APFC Member’s internal financial reporting system.  At the request of the APFC Member, all reports and notices required to be delivered by Property Manager under the Property Management Agreement shall be delivered to the APFC Member, and the American Member shall cause the Property Manager to comply with any other reasonable requests of the APFC Member.  The American Member shall cause the Property Manager to comply with any other reasonable requests of the APFC Member which may include provision of the following reports: year-to-date and monthly income statement compared to budget (with variance explanations for all significant variances), statement of cash flows, rent roll, accounts receivable and aging report with explanation of significant delinquencies, management fee calculation, leasing report and other reports as required by the APFC Member from time to time.

Section 8.5.           Tax Matters Partner.  The American Member shall initially be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). If the American Member cannot serve as the Tax Matters Partner, or if the American Member resigns or is removed as Manager, a new Tax Matters Partner shall be designated by the APFC Member.  The Tax Matters Partner shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.  The Tax Matters Partner shall inform each Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof within five (5) Business Days after the Tax Matters Partner becomes aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.  In addition, each Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service, or any relevant foreign, state or local taxing authority, concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Company’s Federal income tax return, or any relevant foreign, state or local income tax return.  The Tax Matters Partner shall keep the Members fully apprised of any action required to be taken or which may be taken by a “tax matters partner” under the Code and shall not take any such action in contravention of Section 8.6.  The Manager, the Tax Matters Partner, or any other Member shall in no cases make, on behalf of the APFC Member, any filing or representation to any foreign, federal, state, or local taxing authority.  The Tax Matters Partner shall not enter into any settlement with any taxing authority (foreign, federal, state or local), or extend the statute of limitations, on behalf of the Company or the Members without the approval of APFC Member, except as may otherwise be provided in the Agreement.

Section 8.6.           Returns.  Manager (together with the Company’s accountants) shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.  Within one hundred sixty-seven (167) days after the end of each Fiscal Year, and in any event, at least seventeen (17) days prior to the filing thereof, Manager shall cause a draft of each federal and state income tax return of the Company (collectively, the “Tax Returns”) to be delivered to the Members for their approval, together with such other tax information as shall be reasonably necessary for the preparation by each Member of its federal and state income tax returns.  The Members shall approve or disapprove of the Tax Returns no later than ten (10) days after the date on which the draft Tax Returns are delivered to the Members by providing written notice to Manager.  To be effective, any notice that disapproves a draft tax return must contain specific line item objections thereto in reasonable detail.  Any Member who fails to provide any such written notice within the ten-day period shall be deemed to have approved the Tax Returns as submitted.  Manager shall have the right to cause the Company to withhold and pay to any applicable governmental tax collecting authority or agency any federal or state income or other tax required or permitted to be withheld by the Company pursuant to any applicable law, and shall promptly request an appropriate extension (to the extent allowable by the applicable tax authorities) if the Members do not approve (or are deemed to have approved) a draft tax return prior to its due date.  Any withheld amount shall be deemed to have been distributed or paid to the Member with respect to whom such amounts have been withheld.

Section 8.7.           Accountants.  Manager shall cause the Company to retain Deloitte Tax LLP and BDO USA LLP (or such other a firm of independent certified public accountants as the Executive Committee may designate from time to time) to perform the functions specified in this Agreement to be performed by the Company’s accountants or accounting firm, including to assist Manager in preparing Tax Returns.  Manager shall, and shall cause the Company to, provide Deloitte Tax LLP and BDO USA LLP (or such other designated accounting firm) with information necessary to complete new client acceptance, which may include background checks on Manager, the Company or key employees of Manager.  Manager shall cause the Company’s accountants to cooperate with each Member’s accountants, including answering queries and providing copies of invoices, contracts and other Company-related materials.

Section 8.8.           Cooperation with Valuation.  At the APFC Member’s direction, Manager shall cause the Company to obtain and compile such data as may be required by the APFC Member or its Investment Manager to perform an annual or quarterly valuation (or update a prior valuation) of the Company as of the end of each Fiscal Year, and after the first Fiscal Year, as of the end of each calendar quarter.  Manager shall, and shall cause its employees, representatives, agents and advisors, to reasonably assist and cooperate with the APFC Member’s valuation in connection with any information requests, including answering queries and providing copies of any documents and other Company or Property-related materials that are necessary or desired to perform its valuation.  The Company shall engage such outside service providers in the business of providing data relating to valuation, pricing and rental information if the APFC Member determines that this information is desired to perform its valuation, and the cost of such services shall be a cost of the Company.

ARTICLE 9
LIMITATION OF LIABILITY; INDEMNIFICATION; EXCULPATION

Section 9.1.           Limited Liability. Subject to the provisions of any agreement to which the Members or Manager are parties, and except for the obligations to a Member or Members or the Company or any Subsidiary imposed under such agreement, no Member or Manager shall be liable, responsible or accountable in damages or otherwise to the Company or any Subsidiary or the other Member for any action taken or failure to act by such Member in its business judgment on behalf of the Company within the scope of the authority conferred on it by this Agreement unless such action or omission constitutes a matter as to which such Member is obligated to indemnify the Company under Section 9.3.  Unless otherwise agreed upon in writing by the Members, to the fullest extent permitted by the Act:  (a) no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company or a Subsidiary, (b) the Members shall be liable to make contributions (or, if applicable, loans) only to the extent required under this Agreement, (c) without limitation on the foregoing, except as approved by the Members, any indemnification obligation of the Company hereunder shall be limited to the assets of the Company, and (d) no Member shall have personal liability for the repayment of the contributions or loans of any other Member to the Company or a Subsidiary, except as may be expressly required under this Agreement.  No provision of this Agreement shall be interpreted to impose any personal liability on the APFC Member; provided, however, that the foregoing shall not relieve the APFC Member from its obligation to make Capital Contributions under Sections 4.1 and 4.2.  Except as expressly provided in this Agreement, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Members and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement.  Without limitation on the foregoing, to the fullest extent permitted by the Act, no third party shall have any right to enforce any contribution obligation on a Member.

Section 9.2.           Indemnity of Members.  The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold each Member, Manager, each Authorized Representative and each Alternate Authorized Representative harmless from and against any Company or Subsidiary liabilities for which it is alleged to be responsible (and any Claims/Damages resulting from such allegations suffered or sustained by it) by reason of any acts, omissions or alleged acts or omissions by such Member or Manager on behalf of the Company or any Subsidiary within the scope of authority conferred on it by this Agreement or by reason of the fact that such Member or Manager is a Member or Manager of the Company; provided that the acts or omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were not in violation of the covenant of good faith and fair dealing and did not constitute a matter as to which such Member or Manager is obligated to indemnify the Company under Section 9.3.

Section 9.3.           Indemnification by Manager.  The American Member (in its capacity as Member and Manager) shall, to the fullest extent permitted by applicable law, indemnify, defend and hold the Company, each Subsidiary, the other Member, each Authorized Representative, each Alternate Authorized Representative and the assets of the Company and each Subsidiary, harmless from and against any and all Claims/Damages suffered or sustained by it by reason of any act or omission constituting (a) breach or default by the American Member (in any capacity, such as in the capacity of Manager) or any Affiliate under this Agreement or any agreement entered into in connection herewith (including a breach of any representation or warranty by the American Member or any Affiliate under this Agreement or the Property Management Agreement), or (b) Bad Conduct or a Bankruptcy/Dissolution by any Key Person, the American Member or any Affiliate; provided, however, that the American Member’s indemnification obligations shall not extend to Claims/Damages caused by the APFC Member’s Gross Negligence, willful or wanton misconduct (including, without limitation, the intentional misappropriation or intentional misapplication of funds), fraud, intentional misrepresentation, intentional breach, criminal conduct, bad faith or knowing violation of law.

Section 9.4.           General Indemnification Provisions.

(a)           The right to indemnification conferred in this Article 9 shall be a contract right.

(b)           The rights and authority conferred in this Section are not exclusive of any other right which any Person may otherwise have or hereafter acquire.

(c)           Neither the amendment of this Section, nor, to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Section in respect of any acts or omissions occurring prior to such amendment or modification.  The indemnification provisions contained in this Article 9 shall survive the termination of the Company or the assignment or transfer of any LLC Interest.

ARTICLE 10
RESTRICTIONS ON TRANSFER OF INTERESTS

Section 10.1.        General.

(a)           Without the prior written consent of the APFC Member, except for those transfers permitted under Section 7.15, the American Member shall not Transfer any LLC Interests or any security or other instrument which is convertible into, exercisable for, or exchangeable for LLC Interests to any Person.

(b)           Without the prior written consent of the American Member, the APFC Member shall not Transfer any LLC Interests or any security or other instrument which is convertible into, exercisable for, or exchangeable for LLC Interests to any Person; provided, however, that notwithstanding the above, subject to Section 10.1(d), the APFC Member shall be permitted to Transfer LLC Interests or any security or other instrument which is convertible into, exercisable for, or exchangeable for LLC Interests to any of its Affiliates or to a successor or affiliated governmental entity.

(c)           Notwithstanding anything to the contrary contained herein, without the written consent of each Member, no Member may Transfer all or any portion of its LLC Interests if such Transfer would (i) violate any federal securities laws or any applicable state securities laws (including suitability standards), or (ii) cause the Company to qualify as a “publicly traded partnership,” as that term is defined in the Code. If a Transfer is permitted or approved and the proposed transferee Member is as a result of such Transfer not ultimately Controlled by the APFC Member or the American Member, as a condition precedent to such Transfer the proposed transferee shall execute and deliver a Compliance Certificate.

(d)           Any Transfer of an LLC Interest that is not made in compliance with the provisions of this Agreement shall be void, and the Company shall not recognize any such Transfer.

Section 10.2.        Recognition of Transfers.

(a)           Prior to any Transfer of an LLC Interest in accordance with Section 10.1, the Member transferring such LLC Interest shall give written notice of such Transfer to the other Member.

(b)           The Members agree to amend this Agreement to the extent reasonably necessary to reflect a Transfer permitted hereby and the admission of a new Member (to the extent applicable) and to continue the Company without dissolution.  Upon execution of any such amendment and the Compliance Certificate (if required), the transferee shall be admitted to the Company as a Member.  Immediately following the admission of the transferee to the Company as a Member, any Person who has thereby transferred all of its LLC Interest shall cease to be a Member of the Company.  The transferee, as a Member of the Company, and any other Member are hereby authorized to, and shall, continue the business of the Company without dissolution.

(c)           Any transferee who is admitted to the Company as a Member shall succeed to the rights and powers, and be subject to the restrictions and liabilities, of the transferor Member to the extent of the LLC Interest transferred.  No Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Executive Committee.

ARTICLE 11
EVENTS OF DEFAULT

Section 11.1.        Events of Default.  The occurrence of any of the events set forth below shall constitute an “Event of Default” on the part of Manager or the applicable Member if the default remains uncured and not otherwise fully remedied within fifteen (15) days after Manager or such Member receives written notice of such default from a non-defaulting Member; provided, however, that (i) if such default cannot with diligent efforts be cured or otherwise fully remedied within such fifteen (15)-day period but such Member (or such Affiliate of such Member) commences such cure or remedy within such fifteen (15)-day period, thereafter diligently and continuously prosecutes such cure, and such default is reasonably susceptible to cure within forty-five (45) days, such fifteen (15)-day period shall be extended for the time reasonably required to effect such cure or remedy, but in no event for more than an additional forty-five (45) days (i.e., sixty (60) days total), and (ii) the following breaches shall not be subject to any cure period (unless expressly set forth below):  (A) a breach constituting Bad Conduct, (B) the occurrence of a Bankruptcy/Dissolution Event, (C) a breach of Article 13, and (D) a breach of an obligation involving a pattern of prior breaches of such obligation or similar obligation that continues after notice of such pattern by the non-defaulting Member (in other words, a Member (in its capacity as Member or Manager) shall not continually breach an obligation even if a cure period is provided).  Additionally, Manager shall not be given more than five (5) days to cure any failure to deliver any reports, tax-related statements, financing statements or annual business plans and budgets.

(a)           the occurrence of any breach of any representation or warranty on the part of Manager or such Member pursuant to the terms of this Agreement, or any breach or inaccuracy of any statement set forth in a certificate delivered by Manager or such Member to any other Member pursuant to this Agreement, in each case (or in the aggregate) that would reasonably be expected to cause a material adverse effect on the Properties or the business, financial condition, tax status or results of operations of a Member or the Company, it being understood that if such breach has caused any damage to the Company (even if such damage is immaterial), the defaulting Manager or Member shall promptly pay such damages (or a good faith estimate of such damages approved by the Executive Committee, acting reasonably) to the Company; provided, however, that if Manager or such Member unintentionally makes an inaccurate statement in a certificate that would reasonably be expected to cause a material adverse effect on the Properties or the business, financial condition, tax status or results of operations of a Member or the Company, and such certificate was not relied upon by the other Member in taking action (by way of example, the other Member did not fund a Capital Contribution in reliance upon such certificate), then no breach shall be deemed to have occurred if Manager or such Member provides a corrected certificate within the earlier of (i) two (2) Business Days after discovering such inaccuracy, or (ii) thirty (30) days after the delivery of the original inaccurate certificate;

(b)           any material breach of any covenant, undertaking, obligation or agreement on the part of Manager, a Member or an Affiliate of Manager or a Member pursuant to the terms of this Agreement or any other agreement between the Company, on the one hand, and Manager, a Member or an Affiliate of Manager or a Member on the other hand, including the Property Management Agreement;

(c)           with respect to the American Member (as Manager or as Member), the occurrence of any Bad Conduct or a breach of the Financial Covenant;

(d)           the occurrence of a Bankruptcy/Dissolution Event on the part of a Member or a Member’s Affiliate that is a party to a contract with the Company or a Subsidiary; or

(e)           with respect to the American Member (as Manager or as Member), the occurrence of a Key Person Event.

Section 11.2.        Remedies.

(a)           After the occurrence of any Event of Default by the American Member (whether as a Member or as Manager), the APFC Member shall be entitled to:

(i)            remove the American Member as Manager based on a Change in Control Trigger Event and exercise the other rights and remedies set forth in this Article 11;

(ii)           terminate the Investment Period;

(iii)          liquidate the Company; and/or

(iv)          cause the Company to immediately terminate the Property Management Agreement and any other agreement between the Company and the American Member or its Affiliate.

(b)           After the occurrence of any Event of Default by the APFC Member, the American Member shall be entitled to liquidate the Company and/or terminate the Investment Period.

(c)           In addition to the above remedies, a non-breaching Member may exercise all other remedies at law or in equity.  Any damages payable by a Member to the Company (either under this Agreement may be offset against any amounts payable to such Member by the Company, and any damages payable by a Member to any Person may be paid by the Company out of distributions which would otherwise be payable to such Member.  Such amounts shall be treated as if they had, in fact, been distributed to such Member and then been used by such Member to pay damages to the Company or such other Person.

(d)           Except in the case that this Agreement expressly provides that a remedy is the sole and exclusive remedy of a Member, no remedy conferred upon the Members (including any Member in its capacity as Manager) in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but rather each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

(e)           Any Member (including in its capacity as Manager) shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member (including in its capacity as Manager) or the Company (including any action for damages, specific performance or declaratory relief) for or by reason of breach of such party of this Agreement and/or any other agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company.

(f)            No waiver by a Member (including in its capacity as Manager) or the Company of any breach of or default under this Agreement shall be deemed to be a waiver of any other breach or default of any kind or nature, and no acceptance of payment or performance by a Member (including in its capacity as Manager) or the Company after any such breach or default shall be deemed to be a waiver of any other breach or default of this Agreement, whether or not such Member or the Company knows of such other breach or default at the time it accepts such payment or performance.  Except as expressly provided in this Agreement, no failure or delay on the part of a Member (including in its capacity as Manager) or the Company to exercise any right it may have with respect to a default shall prevent the exercise thereof by such Member or the Company while such default shall exist, and no such failure or delay shall operate as a waiver of any default.

(g)           If a Member (including in its capacity as Manager) (the “Defaulting Party”), receives a written notice that an Event of Default has occurred (“Default Notice”), such Defaulting Party may dispute the existence of an Event of Default by giving written notice (the “Dispute Notice”) to the other Member (the “Alleging Party”) within five (5) Business Days after receipt of the Default Notice.  The Defaulting Party’s failure to deliver the Dispute Notice shall be deemed the Defaulting Party’s waiver of any right to dispute the existence of the Event of Default set forth in the Default Notice, and the Alleging Party shall be permitted to exercise any and all rights and remedies under this Agreement.  The Alleging Party may elect to pursue its action either in court or pursuant to the dispute resolution provisions in Section 15.8 (the “Dispute Resolution Provisions”).  The Defaulting Party shall have no right to require that such matter be resolved under the Dispute Resolution Provisions.    If the Defaulting Party timely disputes the occurrence of an Event of Default within five (5) Business Days as provided in this Section 11.2(g), the Alleging Party shall not be permitted to effect a Change of Control or unilaterally cause the liquidation of the Company under Section 11.2(a)(iii) prior to the expiration of the Term unless the Alleging Party has obtained a ruling, order, judgment or determination from a court, referee or arbitrator.  For avoidance of doubt, during the dispute proceedings, subject to the proviso in the immediately preceding sentence, the Alleging Party is permitted to make and/or seek (and the court, referee or arbitrator is permitted to grant) any motion, redress, request, pleading, injunction or other ruling or order to require an immediate Change of Control, liquidation or enforcement of any other right or remedy under this Agreement, law or in equity.  During any dispute proceedings, the Investment Period shall be suspended, and in addition to the other Major Decisions, without the consent of the Executive Committee, Manager shall not (i) enter into, or consummate, any Capital Transactions, (ii) engage counsel on behalf of the Company, (iii) file, or settle any lawsuits or other proceedings, or confess a judgment, (iv) make or commit to make any capital expenditure, (v) select any sales agent or enter into any listing agreement, (vi) enter into any construction or renovation contract, or (vii) pay, declare or set aside any distribution by the Company.  Manager understands and acknowledges that the intent of this provision is to maintain the status quo of the Company and the Properties during any dispute proceedings (and not incur any additional liabilities or obligations unless such actions are necessary and imminent to protect the safety, value and condition of the Properties).  During any dispute proceedings, the APFC Member may require that the Investment Manager “shadow” all of Manager’s and Property Manager’s operations, and Manager shall (and shall cause Property Manager to) cooperate with any requests made by the APFC Member in this respect.  This Section 11.2(g) shall not apply to a Change of Control upon the occurrence of the events described in Section 11.3 (i.e., the Defaulting Party shall not be permitted to dispute a Change of Control if the basis for such Change of Control is a Bankruptcy/Dissolution Event).

Section 11.3.        Change of Control upon Manager Bankruptcy/Dissolution Event.

(a)           Notwithstanding anything contained in this Agreement to the contrary, effective immediately and automatically upon the occurrence of any Bankruptcy/Dissolution Event with respect to Manager, Manager shall be removed as, and cease to be, Manager.

(b)           The Members recognize that (i) Manager’s role as Manager of the Company and the performance of such role in accordance with this Agreement is personal in nature, (ii) the APFC Member is relying on the reputation of Manager and its personnel for quality project management, market knowledge, marketing capabilities, reliability and integrity and (iii) the APFC Member is excused from accepting the performance in such regard of a party other than Manager.  The Members agree that the provisions of this Agreement relating to Manager’s responsibility as Manager and any compensation to Manager for such activities (collectively, the “Management Provisions”) constitute a nonassignable contract under Section 365(c) of the Bankruptcy Code, or any amendment or successor thereto (the “Bankruptcy Code”).  Any purported assignment in violation of this Section 11.3 shall be null and void.

(c)           Further, in the event any Bankruptcy/Dissolution Event occurs with respect to Manager and this Agreement has not been terminated, the Members agree that (i) adequate protection of the APFC Member’s interest in the Company requires that Manager timely comply with all of the terms of this Agreement and (ii) the occurrence of a Bankruptcy/Dissolution Event with respect to Manager shall constitute a default of the Management Provisions that cannot be cured by Manager under Section 365(b) of the Bankruptcy Code, and the APFC Member shall be entitled to exercise its rights under this Article 11, and, if required, Manager consents to relief from the automatic stay of Section 362 of the Bankruptcy Code to permit such exercise.

Section 11.4.        Change of Control upon Other Events.

(a)           Subject to Section 11.2(g), the occurrence of any Event of Default by Manager or the American Member (other than a Bankruptcy/Dissolution Event with respect to Manager) shall constitute a “Change in Control Trigger Event”.

(b)           At any time on or after the occurrence of any Change in Control Trigger Event, the APFC Member shall have the right, in its sole and absolute discretion, to elect, by giving written notice to Manager, to remove the American Member as Manager.  Effective immediately and automatically upon notification to Manager that the APFC Member has made such an election, the American Member shall be removed as, cease to be, and cease to have any rights as, Manager under this Agreement.

Section 11.5.        Appointment of Substitute Manager.  At any time on or after the first to occur of the following: (i) the occurrence of a Bankruptcy/Dissolution Event with respect to Manager, (ii) upon obtaining the written consent of the APFC Member, the resignation of the American Member as Manager, or (iii) the APFC Member’s election to remove the American Member as Manager following the occurrence of a Change in Control Trigger Event, the APFC Member shall have the right, acting alone, and in its sole and absolute discretion, from time to time, to appoint itself and/or any other Person (which may be an Affiliate of the APFC Member) to the position of Manager of the Company.  The APFC Member or any other Person which is appointed to the position of Manager pursuant to this Section 11.5 shall be referred to herein as the “Substitute Manager”.  The Substitute Manager shall have the authority to take exclusive charge and control of the Company. Without limiting the generality of the foregoing, the Substitute Manager shall have the unilateral right to amend the Annual Business Plan and Budget without the consent of the American Member or the American Member Representative; provided, however that the Substitute Manager shall not amend the Annual Business Plan and Budget so as to permit, or otherwise permit, the Company or any Subsidiary to take any action which is inconsistent with the purpose of the Company as set forth in Section 2.3.  Notwithstanding anything contained in this Agreement to the contrary, (x) if applicable, each Member hereby consents to the admission of the Substitute Manager as a Member of the Company and no further consent of any Member to such admission shall be required, and (y) the APFC Member may transfer all or any part of the APFC Member’s LLC Interest to any Person designated by the APFC Member as Substitute Manager, and no approval or consent of any Member shall be required to affect such transfer.  This Agreement may be amended without the consent of the American Member to reflect the admission of the Substitute Manager.

Section 11.6.        Certain Consequences of Change of Control.  If the American Member is removed as Manager pursuant to this Article 11 (such change is referred to herein as a “Change of Control”):

(a)           Notwithstanding anything contained in this Agreement to the contrary, effective upon the date of any Change of Control, no further Acquisition Fees, Renovation Fees, Property Management Fees, Overhead Fees or other fees shall be payable to the American Member or its Affiliate (other than those fees which have accrued, but have not been paid, as of the date of such Change of Control).

(b)           The Company shall compensate the Substitute Manager for the services it performs at market rates (which may include a participation in Company proceeds and profits), as reasonably determined by the APFC Member (such compensation is referred to herein as the “Substitute Manager Compensation”).  Notwithstanding anything contained in this Agreement to the contrary, any and all distributions which would otherwise be made to the American Member in respect of the AM Promote shall instead be applied by the Company to reimburse the Company for Net Substitute Manager Compensation paid by the Company, plus interest on any Net Substitute Manager Compensation paid by the Company (i.e., the Net Substitute Manager Compensation which has not been reimbursed to the Company pursuant to the terms of this Section 11.6(b) or otherwise paid by the American Member), at the rate of ten percent (10%) per annum, provided that, for all other purposes of this Agreement, such amounts shall be treated as if they had, in fact, been distributed to the American Member and then been used by the American Member to reimburse the Company for the Net Substitute Manager Compensation) until such time as all such Net Substitute Manager Compensation, including any interest accrued thereon, has been reimbursed to the Company in full.  Subject to Section 11.7, following the payment in full of the Net Substitute Manager Compensation and any other monetary damages owed by the American Member, the American Member shall be entitled to receive any remaining AM Promote in excess of such amount.  If the Net Substitute Manager Compensation exceeds the full amount of the AM Promote, the excess amount shall be shared by the Members pro rata in proportion to their Capital Ratios.  The foregoing is not intended to act as a limitation on damages payable by the American Member, and the American Member shall remain liable for any other damages caused by the American Member’s breach(es) in addition to the Net Substitute Manager Compensation.  By way of example only, if (A) the Net Substitute Manager Compensation is Two Thousand Dollars ($2,000), (B) the AM Promote is One Thousand Dollars ($1,000), and (C) Manager misappropriated funds of Three Thousand Dollars ($3,000), then the AM Promote shall be used to pay the first One Thousand Dollars ($1,000) of the Net Substitute Manager Compensation, the portion of the Net Substitute Manager Compensation in excess of the AM Promote (i.e., One Thousand Dollars ($1,000)) shall be shared by the Members pro rata in proportion to their respective Capital Ratios and the damages of Three Thousand Dollars ($3,000) caused by Manager’s misappropriation shall be a liability of the American Member and may be offset against any distributions to the American Member (including, distributions in respect of its economic interest and its promote interest, if any).  Any payment by the American Member pursuant to this Section 11.6(b) shall be characterized as an expense of the American Member outside of the Company and therefore shall not (i) be deemed a Capital Contribution or loan by the American Member to the Company, (ii) increase the American Member’s Book Capital Account, or (iii) entitle the American Member to the recoupment of, or the payment of any interest, charge or other consideration for, funds used to make such payment.

(c)           The American Member shall not by reason of any Change of Control be released from any liability which the American Member may have to the APFC Member, the Company and/or any other Person by reason of the breach, if any, by the American Member of its obligations under this Agreement prior to the Change of Control.

(d)           All bank accounts, contracts, deposits, accounts or other evidences of any rights of the Company or its Subsidiaries shall be transferred to the name or control of the Substitute Manager as the Substitute Manager shall direct and the American Member agrees to cooperate in good faith with the Substitute Manager and to promptly execute such instruments and take such actions as the Substitute Manager may request to effect such transfer; provided that the Substitute Manager may execute any and all such documents in the name of the American Member pursuant to the power of attorney referenced below.

(e)           The Company shall indemnify, defend and save harmless the Substitute Manager and its direct and indirect shareholders, officers, directors, managers, members, partners, employees, agents, Affiliates, successors and assigns, from and against any and all Claims/Damages suffered or incurred by any of them by reason of any act performed or omitted to be performed as Substitute Manager in connection with the activities of the Company or in dealing with third parties on behalf of the Company, provided that the act or omission of Substitute Manager was taken in its capacity as Substitute Manager and determined by it, in good faith, to be in the best interests of the Company and does not constitute a criminal act, fraud, or gross negligence and provided further that any such indemnification shall be recoverable only from assets of the Company and no Member shall have any personal liability on account thereof.

(f)            The American Member hereby grants to the APFC Member its irrevocable power of attorney, which shall be deemed to be coupled with an interest, which may not be revoked until the cancellation of the Company.  Such power of attorney empowers the APFC Member to take such acts and to execute such instruments as are necessary or appropriate to effectuate a prompt and smooth transition of the management of the Company and the Properties from the American Member to the Substitute Manager, including in connection with the following:  (i) the transfer of control of the bank accounts and contract rights of the Company and any Subsidiary, including the Capital Expenditures Account, the Operating Account, all subsidiary capital expenditure accounts and all deposits with public utilities or governmental authorities and any general construction contract between the Company (or a Subsidiary) and any general contractors and all contracts thereunder with subcontractors, materialmen and suppliers to the Properties; (ii) all ministerial or discretionary governmental permits or entitlements issued to the Company in connection with the Properties, including zoning approvals, use permits, variances, building permits, grading permits, environmental permits and the like; (iii) any instrument or action required by any lender to the Company or the Properties, (iv) all easement or license rights of the Company (other than trademarks owned separately by the American Member or its Affiliates), as well as the benefit of any covenants, conditions or restrictions running in favor of the Company or the Properties, (v) terminate any or all of the agreements with any Affiliates of the American Member, including the Property Management Agreement, without the incurrence or payment of any fee or penalty (other than those fees which accrued prior to the date of termination), and (vi) exercise any other statutory, common law or contract right of the Company.

(g)           From and after a Change in Control Trigger Event, except as provided in this Section 11.6(g), neither the American Member nor its Authorized Representative shall have any power, authority or right to vote, approve or act for or bind the Company with respect to any matter in connection with the Company or its operation, including any right to vote on matters presented to the Executive Committee (and thereafter the action of the Executive Committee shall be based solely on the vote of the APFC Representatives).  Notwithstanding the foregoing, the American Member shall have the right to approve the following matters after a Change in Control Trigger Event:

(i)            admit a Person as a Member of the Company, except as specifically provided herein (for avoidance of doubt, the consent of the American Member shall not be required to admit the Substitute Manager as a Member or for any amendments to this Agreement in connection therewith);

(ii)           take any action or execute any documents which would create recourse or other personal liability to the American Member or its Affiliates;

(iii)          distribution of any property in kind;

(iv)          any action outside the purposes specified in Section 2.3, such as entering into a transaction that is unrelated to its purpose;

(v)           amend this Agreement, except as specifically provided herein; and

(vi)          the sale or lease of property to, and any agreement or contract with, the APFC Member or its Affiliate that is not based on arms-length terms.

(h)           The provisions of this Article 11 shall take precedence over any provision to the contrary set forth in this Agreement.

Section 11.7.        Forfeiture of AM Promote Upon Bad Conduct.  Notwithstanding anything contained in this Agreement to the contrary, if the Event of Default on the part of the American Member (in its capacity as Manager or as Member) is based on actions attributable to the Key Persons constituting fraud or willful or wanton misconduct (including, without limitation, intentional misappropriation, intentional misapplication of funds or intentional breach), then the American Member’s right to receive the AM Promote shall be immediately and irrevocably forfeited by the American Member in its entirety, without any compensation, distribution or other payment.

ARTICLE 12
TERMINATION, DISSOLUTION AND LIQUIDATION

Section 12.1.        Term. The term of the Company shall continue until dissolved pursuant to this Article.

Section 12.2.        Liquidating Events.  The Company shall dissolve and commence winding up upon the first to occur of any of the following events (each a “Liquidating Event”):

(a)           the vote of the holders of all of the LLC Interests to dissolve, wind up, and liquidate the Company;

(b)           the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act;

(c)           the expiration of the Term; or

(d)           subject to Section 11.2(g) the election of a non-defaulting Member after an Event of Default occurs on the part of the other Member (in its capacity as Member or as Manager).

The Members hereby agree that, notwithstanding any provision of Section 18-101 et seq. of the Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event.

Section 12.3.        Winding Up.  Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying or making reasonable provision for the satisfaction of the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Properties or the proceeds therefrom have been distributed pursuant to this Article and the Company has terminated.  Except as provided below in Section 12.6, Manager shall act as the liquidator (the “Liquidator”) and shall be responsible for overseeing the winding up and dissolution of the Company (and shall be bound by all duties and obligations set forth in this Agreement in its capacity as Manager).  Liquidator shall take full account of the Company’s assets and liabilities, and the Company’s affairs shall be wound up in an orderly manner as determined by the Liquidator in the exercise of Due Care.  Liquidator will formulate a plan for the orderly liquidation of the Properties then owned by the Company and shall solicit the input of the other Member in formulating such plan.  If approved by the Executive Committee, the liquidation may involve sales of small portfolios or larger portfolios of Properties or all of the Properties as a group.   Liquidator shall (1) implement such plan and shall offer the Properties for sale on such commercially reasonable terms and conditions as the Members shall agree, and (2) unless the Members otherwise agree, shall retain one or more third party brokers with at least ten (10) years’ experience in the sale and marketing of real estate to market the Properties.  Liquidator shall exercise reasonable efforts to keep the other Member informed of the status of the marketing process, and each Member agrees to cooperate with the other in bringing about a sale of the Properties as provided herein.  All costs associated with the marketing and sale of the Properties shall be an expense of the Company.

Section 12.4.        Distribution upon Dissolution of the Company.  The Company’s assets or the proceeds from the sale thereof shall be applied and distributed, to the maximum extent permitted by law, in the following order:

(a)           first, to the satisfaction (whether by payment or by the making of reasonable provision for payment) of all of the Company’s debts and liabilities to creditors other than the Members;

(b)           second, to the satisfaction (whether by payment or by the making of reasonable provision for payment) of all of the Company’s debts to the Members; and

(c)           the balance, if any, in accordance with Section 6.3.

Section 12.5.        Rights of Members; Resignation.

(a)           Except as otherwise provided in this Agreement, each Member shall look solely to the assets of the Company for the return of its capital contributions (and then only in accordance with the distribution provisions set forth in Article 6) and shall have no right or power to demand or receive property other than cash from the Company.

(b)           No Member shall resign from the Company prior to the dissolution and winding up of the Company in accordance with this Agreement.

Section 12.6.        Delay in Winding Up.  If the American Member is serving as the Liquidator, the failure of the Liquidator to meet the following thresholds shall constitute a Change in Control Trigger Event under Section 11.4:  (a) twenty-five percent (25%) of the Properties (measured both by the value of the Properties and the quantities of the Properties) are not sold prior to the end of the first (1st) anniversary of the Liquidating Event, (b) an additional twenty-five percent (25%) of the Properties (measured both by the value of the Properties and the quantities of the Properties) are not sold prior to the end of the second (2nd) anniversary the Liquidating Event, and (c) the balance of the Properties are not sold prior to the end of the third (3rd) anniversary of the Liquidating Event.  Upon the occurrence of the Change in Control Trigger Event, the APFC Member shall be permitted to exercise the rights under

Sections 11.5 and 11.6 and the Substitute Manager shall be appointed as Liquidator.  If certain Properties are not able to be sold prior to the three (3) year anniversary due to the fact that the sales price would be below one hundred ten percent (110%) of the Property Acquisition and Renovation Costs (the “Below Market Properties”) and Manager is unable to obtain the approval of the Executive Committee to lower the sales price, then (a) a Change in Control Trigger Event shall not be deemed to have occurred after the three (3) year anniversary if the Below Market Properties are the only Properties which have not then been sold, and (b) Liquidator shall have such additional time as may be reasonably necessary to sell the Below Market Properties after the Executive Committee approves the lower sale prices.

Section 12.7.        Prior to Liquidation.  If any non-defaulting Member elects, the Members shall meet within ten (10) days after the occurrence of the Liquidation Event to discuss a purchase and sale of either Member’s interest in the Company to the other Member.  Neither Member shall have any obligation whatsoever to agree to a purchase and sale of membership interest, and any Member may terminate discussions at any time for any reason or no reason whatsoever.  If either Member elects not to proceed with a purchase and sale or otherwise terminates discussions, Manager and Liquidator shall continue the liquidation of the Company in accordance with other provisions contained in this Article 12.

ARTICLE 13
NON-COMPETITION; INDEPENDENT ACTIVITIES OF MEMBERS

Section 13.1.        Exclusivity.  During the Investment Period, none of the Restricted Persons shall acquire any Property that is within the Property Parameters (as such Property Parameters may be amended from time to time pursuant to this Agreement), or serve as a director, officer, employee, advisor or consultant to any Person (other than the American Member) in connection with the acquisition of any such Property or that is otherwise involved or intends to become involved in the business of acquiring or owning single-family residential properties in the United States generally that is within the Property Parameters, except in each case by virtue of the acquisition of Properties for personal or family use or, in the case of any individual other than any Key Person, Wayne Hughes and any individual whose role with the American Member or the Company is primarily related to the acquisition of Properties, for their own account.  Notwithstanding the foregoing, (i) the Restricted Persons shall not be restricted from taking any actions in respect of (A) properties acquired by, or under contract to be acquired by, such Person prior to the Effective Date, (B) properties acquired by such Persons as part of a bulk purchase (i.e., at least ten (10) single-family residences) from one or more government agencies, financial institutions or other Persons, (C) properties located in a Metropolitan Area in which the Company is not permitted to acquire Properties under Section 7.2(b) due to the fact that the Metropolitan Area Property Costs are between the Base Metropolitan Investment and the Maximum Metropolitan Investment, (D) the acquisition of promissory notes secured by a deed of trust or mortgage, (E) the acquisition of single-family residences with an estimated value less than Four Hundred Fifty Thousand Dollars ($450,000), (F) the acquisition of single-family residences that are not within the Property Parameters, notwithstanding that they are located in the same Metropolitan Areas in which the Company invests, (G) any property that the APFC Representatives on the Executive Committee specifically and expressly elects in writing not to acquire and (H) properties which the Executive Committee expressly excludes in writing from the restrictions contained in this Article 13.

Section 13.2.        Competition and Non-Solicitation.  Manager shall (and shall cause its Affiliates to) market and rent the properties owned by the Company and other Properties in which Manager (or such Affiliates of Manager) may have an interest on a “blind” basis and shall not (a) take any action to favor such other properties with respect to prospective tenants or purchasers and leasing and sales activity, or (b) solicit any then-tenant of a Property held by the Company to become a tenant of any other property that is not held by the Company.

Section 13.3.        Independent Activities.  Except as provided in Section 13.1 with respect to the Restricted Persons and Section 13.2 with respect to Manager and its Affiliates, any of the Members, the Restricted Person and their Affiliates may engage in other business ventures of every nature and description, independently or with others, including the acquisition, ownership, financing, leasing, management, syndication, investment and development of real property of any kind (including residential properties comparable to those owned by the Company), and neither the Company nor the Members will have any right by virtue of this Agreement in such independent ventures or their income or profits.

ARTICLE 14
TERMS REGARDING PUBLIC OFFERING

Section 14.1.        Public Offering.

(a)           The American Member and its Affiliates shall not reorganize the Company into a publicly traded REIT or UPREIT (the “Listing”), either alone or together with the American Member and any of its Affiliates unless approved by the APFC Member (which approval shall be in the APFC Member’s sole and absolute discretion and may be conditioned on any acts or events so determined by the APFC Member). If, and only if the APFC Member approves the Company’s participation in the Listing in writing, each Member and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to effect the Listing.  In the event of the Company’s participation in a Listing, each Member shall cooperate in good faith and adopt any amendments to any documents or agreements to which the Company is a party as may be reasonably necessary for the purpose of such Listing, except for any amendment that would have an adverse effect on the rights and privileges of such Member.

(b)           It is understood by the Members that, subsequent to a Listing, Manager may not be able to effect the provisions of this Agreement, in which case Manager shall not be in breach of its obligations under this Agreement in connection therewith so long as it uses commercially reasonable efforts to cause the Company to effect each Major Decision and take such other actions as are required to fulfill Manager’s obligations under this Agreement, and refrain from taking any action, expending any sum or incurring any obligation with respect to a matter that is a Major Decision but that has not been approved by the Executive Committee or that is otherwise prohibited pursuant to this Agreement.   Notwithstanding the foregoing, if the Listing involves the American Member, all negotiations and transactions relating to the Listing shall be governed by Section 7.9 as if the Company is transacting business with an Affiliate of the American Member.

Section 14.2.        Registration Rights.  In connection with any Listing approved by the APFC Member, the Company shall (or shall cause its successor Entity to), prior to the completion of the Listing, enter into an agreement satisfactory to the Company (or such successor Entity) and each Member to provide such Members with commercially reasonable rights to cause a registration of their respective LLC Interests (or any equity securities obtained in connection therewith) or participate in a registration of equity securities by the Company (or such successor Entity), provided that the lead investment banking firm involved in the Listing determines that such resales by the Members are unlikely to hinder the Listing.

ARTICLE 15
MISCELLANEOUS

Section 15.1.        Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including facsimile) and shall be given,

If to the American Member or to the Company, to:

American Homes 4 Rent

30601 Agoura Road, Suite 200

Agoura Hills, CA 91301

Telecopier:  (805) 456-7859

Attn:  Sara Vogt-Lowell

If to the APFC Member, to:

Alaska Permanent Fund Corporation

P.O. Box 115500

Juneau, Alaska 99811-5500

Telecopier:  (907) 796-1566

Attn:  Chief Investment Officer

If to the APFC Member by private delivery, to:

Alaska Permanent Fund Corporation,

801 West 10th Street, Suite 302

Juneau, Alaska 99801

Telecopier:  (907) 796-1566

Attn:  Chief Investment Office

With a copy to:

Paul H. Saylor

CS Capital Management, Inc.

3330 Cumberland Boulevard, Suite 500

Atlanta, Georgia 30339

Telecopier:  (770) 818-4041

With a copy to:

Michael McHargue

CS Capital Management, Inc.

222 N. Sepulveda Boulevard, Suite 2000

El Segundo, California 90245

Telecopier:  (310) 988-7399

or to such other address or facsimile number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company.  Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by printed confirmation if by facsimile (provided that if any notice or other communication to be delivered by facsimile cannot be transmitted because of a problem affecting the receiving party’s facsimile machine, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or communication so made shall be deemed effective on the first business day after the day of actual delivery.  Additionally, notices by electronic mail shall be effective, provided that (a) to be an effective electronic mail notice to the APFC Member, each of the following shall be copied:  jay@alaskapermfund.com, psaylor@cscapitalinc.com, rvaler@alaskapermfund.com, mburns@alaskapermfund.com, jhamilton@alaskapermfund.com and mmchargue@cscapitalinc.com, and (b) to be an effective electronic mail notice to the American Member, each of the following shall be copied: dsingelyn@ah4r.com, dgoldberg@ah4r.com, svogtlowell@ah4r.com, vchan@ah4r.com, jcorrigan@ah4r.com and apfcjvnotices@ah4r.com.

Section 15.2.        Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the parties against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 15.3.        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  This Agreement is for the sole benefit of the parties hereto and, except as otherwise contemplated herein, nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder.

Section 15.4.        Headings.  Headings are for ease of reference only and shall not form a part of this Agreement.

Section 15.5.        Entire Agreement.  This Agreement together with the schedules attached hereto constitutes the entire agreement of the Members with respect to the subject matter hereof.  This Agreement supersedes in its entirety any non-disclosure agreement entered into between the American Member and/or its Affiliates,  on the one hand, and the APFC Member or its consultants, on the other hand.

Section 15.6.        Creditors.  None of the provisions of this Agreement shall be for the benefit of or, to the fullest extent permitted by applicable law, enforceable by any creditors of the Company or any of its Affiliates, or any other Person not a party hereto, and no creditor who makes a loan to the Company or any of its Affiliates, or any such other Person, may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured creditor with respect to such party.

Section 15.7.        Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflicts of laws principles).

Section 15.8.        Dispute Resolution.  At the election of the Alleging Party under Section 11.2(g), any claim or dispute relating to the existence of an Event of Default (“Dispute”), shall be resolved in accordance with this Section 15.8.

(a)           Within thirty (30) days after receipt of notice of the Dispute for final resolution by binding resolution, each Member shall nominate one person to act as arbitrator.  In the event either Member fails to nominate an arbitrator within the foregoing times,  and subsequently fails to cure such failure within fifteen (15) days of written notice from the other party, the arbitrator nominated by the other Member shall act as the sole arbitrator with respect to the Dispute.  Within fifteen (15) days of the confirmation of the appointments of the two (2) arbitrators so nominated, the two (2) arbitrators shall nominate a third (3rd) arbitrator, who shall preside over the panel.  If the party-appointed arbitrators fail to nominate a presiding arbitrator, the selection shall be made by the American Arbitration Association (“AAA”) in accordance with its Rules.

(b)           If the AAA declines to arbitrate any Dispute, then such Dispute shall be arbitrated by another Alternative Dispute Resolution (“ADR”) service agreed upon by the Members or by an ADR service or arbitrator selected by a court of competent jurisdiction upon a petition to compel arbitration.

(c)           The place of the arbitration shall be Seattle, Washington.  The language of the arbitration shall be English.

(d)           In connection with any arbitration proceeding hereunder, the arbitral panel shall allow reasonable requests for the production of documents relevant to the Dispute and permit the taking of depositions limited to not more than seven (7) persons on each side.   Upon request by a party, the panel may seek to compel the production of evidence from non-parties.

(e)           The arbitral panel is authorized to award monetary damages and to grant specific performance of the Agreement and other injunctive relief, including interim relief pending a final award.  In no event shall the arbitral panel award special or punitive damages.

(f)            The arbitral panel is authorized to include in its award an allocation  to the prevailing party of its costs and expenses, including attorneys’ and experts’ fees, as the arbitral panel may deem reasonable.

(g)           Any award of the arbitral panel shall be made in writing, shall state the reasons for its conclusions  and shall be final and binding on the parties.  The parties undertake to carry out the award without delay.  Judgment may be entered on the award by any court of competent jurisdiction.

Section 15.9.        Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original.

Section 15.10.      Venue / Jurisdiction.  Any action brought against the APFC Member must be initiated and pursued in a court with subject matter jurisdiction in the State of Alaska.  Subject to the Alleging Party’s election to arbitrate under Section 15.8, each Member hereby irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement or any related arbitration shall be brought in an appropriate state court in the State of Alaska, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

Section 15.11.      Severability.  If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 15.12.      Further Assurances.  The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 15.13.      Confidentiality. Each Member hereby agrees that confidential documents and information concerning the business and operations of the Company will be made available to it in connection with such Member’s participation in the Company.  Each Member will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, investors, advisors and agents to hold, in such information in confidence, subject to the following:

(a)           The APFC Member is subject to state disclosure laws under Alaska Statutes Chapter 40.25 and Alaska Statutes Section 37.13.200 (the “Public Disclosure Laws”).  Notwithstanding anything to the contrary contained herein or any other agreement related to this

Agreement, the Members acknowledge that written information prepared, owned, used or retained by the APFC Member may be a “public record” under the Public Disclosure Laws, and that the Public Disclosure Laws (AS 40.25.110 and AS 40.25.120) give any person the right to inspect public records of public bodies of the state, including the APFC Member, except to the extent that a requested record is exempt from disclosure.  Accordingly, the APFC Member is not required to maintain the confidentiality of non-public information that is furnished to the APFC Member to the extent that the APFC Member believes (based on the advice of internal or outside counsel) that it is required to disclose such information pursuant to the Public Disclosure Laws.  Notwithstanding anything to the contrary contained contrary contained herein or any other agreement related to this Agreement, and regardless of whether the APFC Member receives a request for information under the Public Disclosure Laws, each Member may routinely disclose to the public the following information in the ordinary course: (i) the name and address of the Members; (ii) the name, address, investment focus and vintage year of the Company; (iii) information about the date and term of this Agreement; (iv) the dollar amount of the commitment made by the APFC Member and the American Member to the Company; (v) the value of the Properties contributed by the American Member and how they were valued; (vi) the dollar amount of Capital Contributions made by the Members; (vii) the dollar amount, on a Fiscal Year-end basis, of cash distributions received by the Members; (viii) the net internal rate of return and time-weighted return of each Member’s investment; (ix) the dollar amount of the total fees and expenses paid to the American Member and its Affiliates on an annual Fiscal Year-end basis; (x) the aggregate remaining value of the LLC Interests; (xi) the book value and market value of, and the amount of realized and unrealized gains and losses with respect to, the LLC Interests; and (xii) aggregate information about the Properties.

(b)           Any Member may disclose information to the extent such information is in the public domain through no fault of such Member or its Affiliates.

(c)           Any Member may disclose information to the extent imposed by any applicable Governmental Requirements, legal process or the rules of any national securities exchange or automated quotation system

(d)           Any Member may disclose information to defend, institute or enforce such Member’s rights and remedies under this Agreement or any related agreements.

(e)           Any Member may disclose information to such Member’s Affiliates, legal counsel, accountants, financial advisors, board, trustees, lenders, members, shareholders, partners, investors and any prospective investors.

Notwithstanding the foregoing, the Members and their Affiliates (and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents) are permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information).  Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on the Members’ or their Affiliates’ ability (or the ability of their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents) to consult any tax adviser regarding the tax treatment or tax structure of the transactions contemplated hereby.

Section 15.14.      Authorship.  The Members agree that the terms and language of this Agreement were the result of negotiations between the Members and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Members.

Section 15.15.      Immunity.  Manager and the Members hereby acknowledge that the APFC Member reserves all immunities, defenses, rights or actions arising out of its sovereign or governmental status or under the Eleventh Amendment to the United States Constitution, except to the extent waived by statute.  No waiver of any such reserved immunities, defenses, rights or actions shall be implied or otherwise deemed to exist by reason of its entry into this Agreement or any other agreement related thereto, by any express or implied provision thereof or by any actions or omissions to act by the APFC Member or any representative or agent of the APFC Member, whether taken pursuant to the Agreements or prior to the APFC Member’s entry into the Agreements.  Notwithstanding anything to the contrary contained herein, all issues of law with respect to this Agreement, or any other agreement related thereto relating to the governmental authority and the sovereign and governmental immunities on behalf of the APFC Member must be resolved and enforced according to the laws of the State of Alaska without resort to any jurisdictions conflict of law rules or doctrines, but only to the extent such issues address matters with respect to and are required to be so resolved and enforced under Alaska law.  Notwithstanding the foregoing, the APFC Member acknowledges that it has a valid and binding obligation to make Capital Contributions as provided herein.

*            *            *            *

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the day and year first above written.

AMERICAN MEMBER:

AMERICAN HOMES 4 RENT, L.P., a Delaware limited partnership

By:	/s/ David Goldberg
Name: David Goldberg
Title: EVP

APFC MEMBER:

ALASKA PERMANENT FUND CORPORATION, acting on behalf of the Alaska Permanent Fund

By:	/s/ Michael J. Burns
Name: Michael J. Burns
Title: Executive Director and CEO

AH LLC:

AMERICAN HOMES 4 RENT, LLC, a Delaware limited liability company

By:	/s/ David Goldberg
Name: David Goldberg
Title: EVP